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                                                                   Exhibit 2.1

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                                    AGREEMENT

                               AND PLAN OF MERGER

                                      among


                       THE NATIONAL SCHOOL SUPPLY COMPANY

                                 STOCKHOLDERS OF
                       THE NATIONAL SCHOOL SUPPLY COMPANY


                              BCG ACQUISITION CORP.

                                       and

                             SCHOOL SPECIALTY, INC.




                           Dated as of August 14, 1998


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                                TABLE OF CONTENTS


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1.      DEFINITIONS.....................................................................................1
                 1.1.     Certain Matters of Construction...............................................1
                 1.2.     Certain Definitions...........................................................2

2.      THE MERGER.....................................................................................10
                 2.1.     The Merger...................................................................10
                 2.2.     Effective Time...............................................................10
                 2.3.     Certificate of Incorporation; By-Laws........................................11
                 2.4.     Directors and Officers.......................................................11
                 2.5.     Effect on Capital Stock......................................................11
                 2.6.     Exchange of Certificates.....................................................12
                 2.7.     Stock Transfer Books.........................................................14
                 2.8.     Lost, Stolen or Destroyed Certificates.......................................14
                 2.9.     Acceptance of Liability by Stockholders and Optionholders....................14

3.      MERGER CONSIDERATION...........................................................................14
                 3.1.     Acquisition Price............................................................14

4.      REPRESENTATIONS AND WARRANTIES OF THE SELLERS..................................................15
                 4.1.     Organization and Authority...................................................15
                 4.2.     Authorization and Enforceability.............................................15
                 4.3.     Non-Contravention, Etc.......................................................15
                 4.4.     Title to Stock; Prior Owner Debt.............................................15

5.      REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY.........................................16
                 5.1.     Corporate Matters, etc.......................................................16
                 5.2.     Financial Statements, etc....................................................18
                 5.3.     Change in Condition Since Balance Sheet Date.................................19
                 5.4.     Environmental Matters, etc...................................................21
                 5.5.     Real and Personal Property...................................................22
                 5.6.     Intellectual Property Rights.................................................23
                 5.7.     Certain Contractual Obligations..............................................24
                 5.8.     Insurance, etc...............................................................25
                 5.9.     Litigation, etc..............................................................25
                 5.10.    Compliance with Laws, etc....................................................26
                 5.11.    Tax Matters..................................................................26
                 5.12.    Employee Benefit Plans.......................................................27
                 5.13.    Labor Matters................................................................30


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                 5.14.    Brokers, etc.................................................................30

6.      REPRESENTATIONS AND WARRANTIES OF THE BUYER....................................................31
                 6.1.     Corporate Matters, etc.......................................................31
                 6.2.     Financial Condition, etc.....................................................32
                 6.3.     Investment Intent, Related Matters...........................................32
                 6.4.     Litigation...................................................................32
                 6.5.     Brokers, etc.................................................................32

7.      CERTAIN AGREEMENTS OF THE PARTIES..............................................................33
                 7.1.     Payment of Transfer Taxes and Other Charges..................................33
                 7.2.     Confidentiality Covenant of the Buyer........................................33
                 7.3.     Operation of Business, Related Matters.......................................33
                 7.4.     Preparation for Closing......................................................34
                 7.5.     No Section 338 Election......................................................35
                 7.6.     Further Assurances...........................................................35

8.      CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYER.............................................37
                 8.1.     Representations, Warranties and Covenants....................................37
                 8.2.     Legality; Governmental Authorization; Litigation.............................38
                 8.3.     Third Party Consents.........................................................38
                 8.4.     Opinion of Counsel...........................................................38
                 8.5.     General......................................................................38

9.      CONDITIONS TO THE OBLIGATION TO CLOSE OF THE SELLERS...........................................39
                 9.1.     Representations, Warranties and Covenants....................................39
                 9.2.     Legality; Government Authorization; Litigation...............................39
                 9.3.     Opinion of Counsel...........................................................40
                 9.4.     General......................................................................40

10.     WARN...........................................................................................40

11.     INDEMNIFICATION................................................................................40
                 11.1.    Indemnification..............................................................40
                 11.2.    Time Limitation on Indemnification...........................................41
                 11.3.    Monetary Limitations on Indemnification......................................41
                 11.4.    Third Party Claims, etc......................................................42
                 11.5.    Certain Other Indemnity Matters..............................................42
                 11.6.    Tax Indemnity................................................................44

12.     CONSENT TO JURISDICTION; JURY TRIAL WAIVER.....................................................45


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                 12.1.    Consent to Jurisdiction......................................................45
                 12.2.    WAIVER OF JURY TRIAL.........................................................46

13.     TERMINATION....................................................................................46
                 13.1.    Termination of Agreement.....................................................47
                 13.2.    Effect of Termination........................................................47
                 13.3.    Time of Essence..............................................................48
                 13.4.    Confidentiality; Non-Compete.................................................48

14.     MISCELLANEOUS..................................................................................49
                 14.1.    Entire Agreement; Waivers....................................................49
                 14.2.    Amendment or Modification....................................................49
                 14.3.    Investigation; No Additional Representations.................................49
                 14.4.    Severability.................................................................49
                 14.5.    Successors and Assigns.......................................................49
                 14.6.    Sellers' Representative......................................................50
                 14.7.    Notices......................................................................50
                 14.8.    Public Announcements.........................................................52
                 14.9.    Headings, etc................................................................52
                 14.10.   Disclosure...................................................................52
                 14.11.   Knowledge....................................................................52
                 14.12.   Third Party Beneficiaries....................................................53
                 14.13.   Counterparts.................................................................53
                 14.14.   Governing Law................................................................53
                 14.15.   Strict Construction..........................................................53
                 14.16.   Expenses.....................................................................53

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                                    EXHIBITS

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Exhibit 8.4                Form of Sellers' Counsel Opinion
Exhibit 8.8                Title Insurance
Exhibit 9.3                Form of Buyer's Counsel Opinion


                                    SCHEDULES

Schedule 1                 Sellers
Schedule 2.5.3             Options and Option Price
Schedule 3.1               Selling Shareholders; Shares and Options
Schedule 4.3               Sellers' Exceptions to Non-Contravention
Schedule 4.4               Prior Owner Debt
Schedule 5.1.3             Company Exceptions to Non-Contravention
Schedule 5.1.5             Subsidiaries
Schedule 5.1.7             Minute Books
Schedule 5.1.8             Directors and Officers
Schedule 5.2.2             Character of Financial Information
Schedule 5.2.3             Liabilities and Obligations
Schedule 5.3               Changes in Condition Since Balance Sheet Date
Schedule 5.4               Environmental Matters
Schedule 5.5.1             Liens on Assets/Personal Property
Schedule 5.5.2             Leases, Owned Real Property
Schedule 5.6               Trademarks and other Intellectual Property Rights
Schedule 5.7               Contractual Obligations
Schedule 5.8               Insurance
Schedule 5.9               Litigation Matters
Schedule 5.10              Compliance with Law
Schedule 5.11              Tax Matters
Schedule 5.12              Company Plans and Benefit Arrangements
Schedule 5.13              Labor Matters
Schedule 5.16              Books and Records
Schedule 5.17              Accounts and Safe Deposit Boxes
Schedule 5.20              Names of Each of the Target Companies
Schedule 7.3               Operations of Business
Schedule 8.3               Necessary Consents

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


                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of the 14th day of August, 1998, among The National School Supply Company, a Delaware corporation (the "Company"), each stockholder or holder of options of the Company whose signatures appear on the signature pages hereto (each a "Seller"), BCG Acquisition Corp., a Delaware corporation ("MergeCo"), School Specialty, Inc., a Delaware corporation (the "Buyer") and solely for purposes of Section 13.4, Butler Capital Corporation and Fenway Partners, Inc.

                                    Recitals

         1. Each of the Sellers respectively owns the number of issued and outstanding shares of common stock of the Company, par value $0.01 per share ("Common Stock"), and/or options or warrants to purchase Common Stock ("Options"), as set forth opposite such Seller's name on Schedule 1 hereto.

         2. Buyer owns all of the outstanding capital stock of MergeCo.

         3. The respective Boards of Directors of the Company and MergeCo have each determined that it is advisable and in the best interests of their respective stockholders to effect a merger of MergeCo with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL").

         4. Pursuant to the Merger, each outstanding share of Common Stock shall be converted into the right to receive the Merger Consideration, all upon the terms and conditions set forth herein.

         5. Prior to the Merger, all Options shall be converted into the right to receive the Merger Consideration, all upon the terms and conditions set forth herein.

                                    Agreement

         Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

1.       DEFINITIONS.  For purposes of this Agreement:

         1.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 1:

                    (i)  The words "hereof", "herein", "hereunder" and words of


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                         similar import shall refer to this Agreement as a whole
                         and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

                   (ii) The words "party" and "parties" shall refer to the Sellers, the Company, MergeCo and the Buyer.

                   (iii) Definitions shall be equally applicable to both the
                         singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

                   (iv) Accounting terms used herein and not otherwise defined herein are used herein as defined by Generally Accepted Accounting Principles (as defined below), consistently applied.

                   (v) All references in this Agreement to any Exhibit or Schedule shall, unless the context otherwise requires, be deemed to be a reference to an Exhibit or Schedule as such may be amended in accordance with Section 7.4.3, as the case may be, to this Agreement, all of which are made a part of this Agreement.

                   (vi) The word "including" shall mean including without limitation.

         1.2. Certain Definitions. The following terms shall have the following meanings:

                  1.2.1. "Action" shall mean any claim, action, cause of action or suit by or before any Governmental Authority, or any other material dispute which could reasonably be expected to give rise to a claim, action, cause of action or suit by or before any Governmental Authority or could reasonably be expected to require payment by or result in a liability to any Target Company of more than $50,000.

                  1.2.2. "Affiliate" shall mean, as to the Company (or other specified Person), each Person directly or indirectly controlling, controlled by or under common control with the Company (or such specified Person). For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.


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                  1.2.3.  "Agreement" is defined in the Preamble.

                  1.2.4.  "Audited Financials" is defined in Section 5.2.1.

                  1.2.5. "Balance Sheet" shall mean the consolidated balance sheet as of March 31, 1998 included in the Audited Financials.

                  1.2.6.  "Balance Sheet Date" shall mean March 31, 1998.

                  1.2.7. "Bank Debt" shall mean all Debt (including, without limitation, all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto) of the Target Companies to U.S. Bank National Association, formerly known as First Bank National Association (the "Bank") under the Revolving Credit, Term Loan and Guaranty Agreement dated as of September 13, 1994, as amended to date, between the Target Companies and the Bank.

                  1.2.8. "Business" shall mean the business of the Target Companies as such business is currently conducted.

                  1.2.9. "Business Day" shall mean any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

                  1.2.10. "Buyer" is defined in the Preamble.

                  1.2.11. "Buyer Group" is defined in Section 11.1.

                  1.2.12. "By-laws" shall mean the corporate by-laws of a corporation, as from time to time in effect.

                  1.2.13. "Certificate" is defined in Section 2.6.1.

                  1.2.14. "Charter" shall mean the certificate or articles of incorporation or organization or other charter or organizational documents of any Person (other than an individual), each as from time to time in effect.

                  1.2.15. "Closing" is defined in Section 2.2.

                  1.2.16. "Closing Date" is defined in Section 2.2.

                  1.2.17. "Closing Tax Reserve" shall mean Tax Reserves, less reserves for deferred Taxes, less an amount equal to the difference between the Target Companies' actual Income Tax for the taxable period (or portion thereof) ending on the Closing

          Date and their Income Tax for such period (or portion thereof) determined without the deferral of interest under section 163(j) of the Code.

                  1.2.18. "Current Tax Accruals" is defined in Section
          5.11(viii).

                  1.2.19. "Code" shall mean the federal Internal Revenue Code of 1986, as amended.

                  1.2.20. "Common Stock" is defined in the Recitals.

                  1.2.21. "Company" is defined in the Preamble.

                  1.2.22. "Company Intangibles" is defined in Section 5.6.

                  1.2.23. "Company Plans" is defined in Section 5.12.

                  1.2.24. "Confidential Information" shall mean all information pertaining to the business and operations of the Target Companies that is not generally available to the public and that the Target Companies keep confidential, including, but not limited to, plans and strategies of the Target Companies, financial information, information as to suppliers, pricing information, and people and organizations with whom the Target Companies have business relationships.

                  1.2.25. "Confidentiality Agreement" is defined in Section
          7.2.

                  1.2.26. "Consent" is defined in Section 4.3.

                  1.2.27. "Contracts" is defined in Section 5.7.

                  1.2.28. "Contractual Obligation" shall mean, with respect to any Person, any written or enforceable oral contract, agreement, deed, mortgage, lease, license, indenture, note, bond, or other document or instrument (including, without limitation, any document or instrument evidencing or otherwise relating to any indebtedness but excluding the Charter and By-laws of such Person) to which or by which such Person is legally bound.

                  1.2.29. "Debt" shall mean all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, but in no event including operating leases, (iii) in respect of capitalized leases and purchase money obligations for the acquisition of equipment and fixed assets, and (iv) in the nature of guarantees of obligations of the type described in clauses (i), (ii) and (iii) above of any other Person.

                  1.2.30. "Dissenting Shares" is defined in Section 2.6.4.

                  1.2.31. "Effective Time" is defined in Section 2.2.

                  1.2.32. "Enforceable" shall mean, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

                  1.2.33. "Environmental Laws" shall mean any federal, state or local law as in effect as of the date hereof relating to (i) releases or threatened releases of Hazardous Substances, and (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

                  1.2.34. "ERISA" shall mean the federal Employee Retirement Income Security Act of 1974 or any successor statute, as amended and as in effect as of the date hereof.

                  1.2.35. "Expense Adjustment" shall mean the sum of (i) all legal, accounting and other third party professional fees and expenses incurred by the Company in connection with the transactions contemplated hereby up through the Closing Date, except for the fees and expenses of Ernst & Young LLP, (ii) the amount of all reimbursements of out-of-pocket and overhead expenses of Butler Capital Corporation and Fenway Partners Capital Fund, L.P. paid by the Company in connection with the transactions contemplated hereby, (iii) 50% of the first $50,000 in aggregate payments and 100% of all payments thereafter made by the Company to third parties in connection with obtaining consents in connection with this Agreement and the transactions contemplated hereby, including without limitation consents listed on Schedule 8.3, and (iv) the amount of prepayment premiums paid by the Company in excess of $700,000 in connection with the payment of Prior Owner Debt pursuant to Section 2.2.

                  1.2.36. "Filing" is defined in Section 4.3.

                  1.2.37. "Financial Statements" is defined in Section 5.2.1.

                  1.2.38. "Generally Accepted Accounting Principles" or "GAAP " shall mean generally accepted accounting principles in the United States as in effect and applied in the preparation of the Audited Financials as of and for the year ended March 31, 1998, consistently applied.

                  1.2.39. "Governmental Authority" shall mean any federal, state or local government, regulatory or administrative agency, or court (or any department, bureau or division thereof).

                  1.2.40. "Governmental Order" shall mean any decree, stipulation, determination or award entered by any Governmental Authority.

                  1.2.41. "Hazardous Substances" shall mean (i) substances defined in or regulated as toxic or hazardous under the following federal statutes and their state and local counterparts, as well as these statutes' implementing regulations, in each case, as amended and as in effect as of the Closing Date: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Asbestos Hazard Emergency Response Act, the Atomic Energy Act, the Toxic
         Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) PCBs; and (v) asbestos.

                  1.2.42. "HSR Act" is defined in Section 6.1.3.

                  1.2.43. "Income Taxes" means U.S. federal, state, local or foreign income taxes (including alternative minimum taxes), and "Income Tax Returns" means Tax Returns reporting Income Taxes.

                  1.2.44. "Indemnifying Party" is defined in Section 11.1.

                  1.2.45. "Indemnitee" is defined in Section 11.1.

                  1.2.46. "Individual Sellers" shall mean each of James Miller, Jack Ferner, James Loudon, Edward Gyenes, and David McKeon.

                  1.2.47. "Individual Sellers' Representative" is defined in
          Section 14.6.

                  1.2.48. "Intangibles" is defined in Section 5.6.

                  1.2.49. "Interim Financials" is defined in Section 5.2.1.

                  1.2.50. "IRS" is defined in Section 5.11.

                  1.2.51. "Leases" is defined in Section 5.5.2.

                  1.2.52. "Legal Requirement" shall mean any federal, state or local statute, ordinance, code, rule or regulation.

                  1.2.53. "Licenses" is defined in Section 5.6.

                  1.2.54. "Lien" shall mean any mortgage, pledge, lien, security interest, attachment or encumbrance of any kind or nature whatsoever, provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes not yet due or payable, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the Business as currently conducted or proposed to be conducted, (iii) liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (v) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies and other like liens, and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.

                  1.2.55. "Losses" shall mean any and all damages, deficiencies, awards, assessments, amounts paid in good faith settlement, judgments, fines, penalties, costs and expenses (including, without limitation, reasonable legal costs and expenses); provided, however, that the amount of any such Losses for the purposes of indemnification hereunder shall be determined net of the sum of any amounts reasonably recoverable by the Indemnitee under insurance policies with respect to such Loss and the present value (based on a discount factor equal to the then current Citibank prime rate) of any Tax Benefit reasonably expected to be realized by the Indemnitee (or any consolidated, combined or unitary group of which the Indemnitee is also a member) arising from the incurrence or payment of such loss. Such Tax Benefit shall be net of any Taxes attributable to the insurance recovery or indemnification payment. Buyer and Sellers agree that any indemnification payments under the Agreement shall be considered an adjustment to the Merger Consideration.

                  1.2.56. "Majority Sellers" shall mean Sellers holding shares of Common Stock and/or Options representing seventy-five percent (75%) of the aggregate number of shares of Common Stock and Options held by all Sellers as of the date hereof as shown on Schedule 3.1, calculated by assuming the exercise of all such Options.

                  1.2.57. "Material Adverse Effect" shall mean any change in or effect on the business of any of the Target Companies which has a material adverse effect on the business, operations, assets, properties and condition (financial or otherwise) of the Target Companies taken as a whole or on the ability of the Company to perform its obligations under this Agreement.

                  1.2.58. "Merger Consideration" is defined in Section 3.1.

                  1.2.59. "Option Price" is defined in Section 2.5.3.

                  1.2.60. "Optionholder" is defined in Section 2.6.1.

                  1.2.61. "Options" is defined in the Recitals.

                  1.2.62. "Ordinary Course of Business" shall mean the ordinary course of the Target Companies' business consistent with past practice.

                  1.2.63. "Owned Personalty" is defined in Section 5.5.1.

                  1.2.64. "Permits" is defined in Section 5.10.

                  1.2.65. "Person" shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity other than any Governmental Authority.

                  1.2.66. "Personalty Leases" is defined in Section 5.5.1.

                  1.2.67. "Prior Owner Debt" shall mean all Debt (including, without limitation, all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto) of the Target Companies to (i) Mezzanine Lending Associates I, L.P. under the Company's $1,162,077.34 Subordinated Note due 1999, dated October 29, 1996; (ii) Mezzanine Lending Associates II, L.P. under Beckley-Cardy, Inc.'s $2,371,007.07 Subordinated Note due 2002, dated October 29, 1996 and the Company's $2,762,211.86 Subordinated Note due 1999, dated October 29, 1996; (iii) Mezzanine Lending Associates III, L.P. under Beckley-Cardy, Inc.'s $2,371,007.07 Subordinated Note due 2002, dated October 29, 1996 and the Company's $3,902,698.62 Subordinated Note due 1999, dated October 29, 1996; (iv) Fenway Partners Capital Fund, L.P. under the Company's $750,492.35 Subordinated Note due 1999, dated October 29, 1996; Beckley-Cardy, Inc.'s $1,531,242.88 Subordinated Note due 2002, dated October 29, 1996; the Company's $1,783,890.61
         Subordinated Note due 1999, dated October 29, 1996; Beckley-Cardy, Inc.'s $1,531,242.88 Subordinated Note due 2002, dated October 29, 1996; and the Company's $2,520,439.33 Subordinated Note due 1999, dated October 29, 1996.

                  1.2.68. "Pro Rata Share" shall mean as to each Seller (and each Stockholder and Optionholder deemed pursuant to Section 2.9 to constitute a Seller for all purposes of Section 11) the percentage set opposite the name of such Seller on Schedule 1 hereto.

                  1.2.69. "Real Property" is defined in Section 5.5.2.

                  1.2.70. "Securities Act" is defined in Section 6.3.

                  1.2.71. "Seller" is defined in the Preamble.

                  1.2.72. "Share" is defined in Section 2.5.1.

                  1.2.73. "Stockholder" is defined in Section 2.6.1.

                  1.2.74. "Structures" is defined in Section 5.5.2.

                  1.2.75. "Subsidiary" shall mean any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally.

                  1.2.76. "Surviving Corporation" is defined in Section 2.1.

                  1.2.77. "Target Companies" shall mean, collectively, the Company and its Subsidiaries.

                  1.2.78. "Tax" shall mean any (and in the plural "Taxes" shall mean all) (a) federal, state, local or foreign and other taxes, assessments, duties and similar charges of any kind (including, without limitation, income, gross receipts, franchise, estimated, gains, withholding, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, severance, stamp, occupation, premium, profit, windfall profit, customs duty, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee, and other taxes of every kind and nature) arising under or imposed by any Legal Requirement, including, without limitation, all interest, penalties and additions with respect to any of the foregoing; (b) liability for payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (c) liability for payment of (or with respect to) amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify any other person for Taxes.

                  1.2.79. "Tax Benefit" shall mean any reduction in Tax realized by any Person attributable to the consummation of the transactions contemplated by this Agreement, which Tax Benefit shall be determined after first taking all other items of income, gain, loss, deduction or credit of such Person into account.

                  1.2.80. "Tax Liabilities" is defined in Section 11.6.

                  1.2.81. "Tax Reserves" shall mean the amounts of accrued Income Tax reflected on the Balance Sheet in the aggregate amount of $476,752, plus reserves for deferred Taxes.

                  1.2.82. "Tax Return" shall mean any federal, state, local, and foreign returns, reports, information returns, claims for refund, and declarations of estimated Tax, or other documents with respect to Taxes required to be filed with a Taxing authority and any schedule, supporting information, or attachments to any of the foregoing or amendments thereto, including (where permitted or required) consolidated, combined or unitary returns for any group of entities.

                  1.2.83. "WARN" shall mean the Worker Adjustment and Retraining Notification Act of 1988.

2.       THE MERGER.

         2.1. The Merger. At the Effective Time (as defined in Section 2.2 below), subject to and upon the terms and conditions of this Agreement and the
DGCL: MergeCo shall merge with and into the Company; the corporate existence of the Company shall continue; and the separate corporate existence of MergeCo shall cease. The corporate identity, existence, name, purposes, franchises, powers, rights and immunities of the Company shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, franchises, powers, rights and immunities of MergeCo shall be merged into the Company which shall be fully vested therewith. The Company shall be subject to and shall assume all of the debts and liabilities of MergeCo as if the Company had itself incurred them, and all rights of creditors and all liens upon the property of each of the Company and MergeCo shall be preserved unimpaired. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         2.2. Effective Time. The closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ropes & Gray, Boston, Massachusetts or such other location as the parties may agree, at 10:00 a.m. (eastern standard time) on August 17, 1998, or as promptly as practicable thereafter, subject to the satisfaction or waiver of the conditions set forth in Sections 8 and 9, at which time (i) the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL, together with any required related certificates, with the Secretary of State of the State of Delaware (the time of such filing being the "Effective Time" and the date of the Closing being referred to as the "Closing Date") and (ii) the Buyer shall pay in full the Bank Debt and the Prior Owner Debt by wire transfer of immediately available federal funds. The consummation of the transactions contemplated by this Agreement shall be deemed effective as of August 1, 1998 and, except as may be provided to the contrary in Section 11 (Indemnification), all economic profits and losses of the Company as of August 1, 1998 shall accrue to the benefit of and be deemed to be the responsibility of Buyer; provided, however, that the representations and warranties of the parties set forth in this Agreement shall be effective as of the date hereof unless they specifically refer to an earlier date.

         2.3.     Certificate of Incorporation; By-Laws.

                  2.3.1. Certificate of Incorporation. Upon such Merger, the Certificate of Incorporation of MergeCo, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

                  2.3.2. By-Laws. Upon such Merger, the By-Laws of MergeCo, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws; provided, however, that the Board of Directors of the Surviving Corporation shall consist of the same number of directors as the number of directors of MergeCo at the Effective Time.

         2.4. Directors and Officers. Upon such Merger, the directors of MergeCo immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of MergeCo immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         2.5. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, MergeCo or the holders of any of the following securities:

                  2.5.1. Conversion of Securities. Each share of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares to be canceled pursuant to Section 2.5.2) shall be converted into the right to receive the Merger Consideration and each share of Class C Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares to be canceled pursuant to Section 2.5.2) shall be converted into the right to receive Merger Consideration equal to the Merger Consideration that would have been received had such share of Class C Common Stock been converted into Class A Common Stock pursuant to the terms of the Company's Certificate of Incorporation in effect immediately prior to the Merger. Each share of Class A Common Stock, Class B Common Stock and Class C Common Stock is defined herein as a "Share".

                  2.5.2. Cancellation. Each Share held in the treasury of the Company and each Share owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

                  2.5.3. Stock Rights. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that each Option issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, upon the surrender of the instrument evidencing such Option, a cash payment equal to the product (the "Option Price") of (A) the number of Shares subject to such Option and
         (B) the excess of the Merger Consideration over the per share exercise price of the Option, and each Option so converted will, upon such payment, be canceled. Schedule 2.5.3 sets forth a list of all outstanding Options, the applicable exercise price and the Option Price.

                  2.5.4. Capital Stock of MergeCo. Each share of common stock, $0.01 par value per share, of MergeCo issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

         2.6.     Exchange of Certificates.

                  2.6.1. Exchange Procedures. At the Effective Time or as soon as reasonably practicable after the Effective Time, each holder of Shares (a "Stockholder") and each holder of Options (an "Optionholder") shall deliver (i) certificates which immediately prior to the Effective Time represented outstanding Shares or Options of the Company (each, a "Certificate") (ii) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Surviving Corporation and shall be in such form and have such other provisions as may be reasonably acceptable to the Buyer and the Majority Sellers), and (iii) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration (as defined below) in accordance with the terms and conditions set forth in this Agreement. Upon surrender of a Certificate for cancellation to the Surviving Corporation together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration calculated in accordance with (and as defined in) Section 3 and the Certificate so surrendered shall forthwith be canceled. The Merger

         Consideration shall be payable at the option of each holder (i) by wire transfer of immediately available federal funds to a single account designated in such letter of transmittal or (ii) by check from the Surviving Corporation. In the event of a transfer of ownership of Shares or Options that is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration may be paid in accordance with this Section 2 to a transferee if the Certificate evidencing such Shares or Options is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.6.1. At and after the Effective Time, each holder of a Certificate to be canceled pursuant to this Section 2.6.1 or Dissenting Shares (as defined below) shall cease to have any rights as a Stockholder or Optionholder of the Company or the Surviving Corporation, except for the right to surrender Certificates in the manner prescribed by this Section 2.6.1 in exchange for payment of the Merger Consideration or, in the case of a holder of Dissenting Shares, the right to perfect the right to receive payment for Dissenting Shares pursuant to the provisions of the DGCL. No transfer of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

                  2.6.2. No Liability. Any Stockholders or Optionholders who have not tendered their duly executed Certificates as provided in
         Section 2.6.1 at or prior to the Effective Time shall thereafter be entitled to look to the Surviving Corporation only as general creditors. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares or Options for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  2.6.3. Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares or Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the Shares or Options in respect of which such deduction and withholding was made by the Surviving Corporation.

                  2.6.4. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary but only in the circumstances and to the extent provided by the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by Stockholders who were entitled to and did not vote such Shares in favor of the Merger or consent thereto in writing and who shall have properly and timely delivered to the Company a written demand for payment (a copy of which shall be promptly provided to the Buyer) of the fair value of Shares in the manner provided in and complied with all of the relevant provisions of Section 262 of the DGCL ("Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration.

         Instead, the holders thereof shall be entitled to payment of the fair cash value of such Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for payment of the fair value of such Shares and the Board of Directors of the Company or the Surviving Corporation, as the case may be, shall consent thereto, or (ii) if any holder fails to establish and perfect his entitlement to the relief provided in such Section 262 or if the right of such holder to receive the fair value of such Shares as to which he seeks relief otherwise terminates pursuant to Section 262 of the DGCL, such Shares shall thereupon cease to be deemed to be Dissenting Shares and shall be deemed to have been converted into and represent the right to receive, upon the surrender of the Certificates representing such Shares, as of the Effective Time, the Merger Consideration. The Company shall not, except with the prior written consent of the Buyer, voluntarily make or commit to make any payment with respect to demands for appraisal of Shares or offer to settle any such demands.

         2.7. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

         2.8. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if requested by the Surviving Corporation, delivery of bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed, such Merger Consideration as may be required pursuant to Section 2.6.1.

         2.9. Acceptance of Liability by Stockholders and Optionholders. Each Stockholder and Optionholder other than the Sellers, by such Stockholder's or Optionholder's acceptance of the Merger Consideration, shall be, and shall be deemed to have agreed to be, entitled to all benefits of a Seller under Section 11 of this Agreement and to be liable for all obligations of a Seller under
Section 11 of this Agreement, as fully as if such Stockholder or Optionholder were a Seller hereunder.

3.       MERGER CONSIDERATION

         3.1. Acquisition Price. The aggregate amount of the Merger Consideration for all Shares and of the Option Price for all Options shall be $76,305,471.50 (Seventy-Six Million Three Hundred Five Thousand Four Hundred Seventy-One Dollars and Fifty Cents), minus the amount of the Expense Adjustment. The amount of the Merger Consideration per Share and per Option (the "Merger Consideration") shall be calculated as set forth in Schedule 3.1.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers, severally and not jointly, represents and warrants to the Buyer and MergeCo, but only with respect to such Seller and the Shares owned by such Seller, that, except as set forth in the Schedules to this Agreement:

         4.1. Organization and Authority. Such Seller (other than an individual) is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and such Seller has full power and authority to enter into this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby.

         4.2. Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by, and is Enforceable against, such Seller.

         4.3. Non-Contravention, Etc. Except as set forth in Schedule 4.3 and other than failure to obtain or make any consent, approval, waiver, authorization, order, declaration, filing, registration, qualification or recording (each a "Consent or Filing") where the failure of such Seller to obtain or make such Consent or Filing would not reasonably be expected to have a Material Adverse Effect or except as otherwise would not reasonably be expected to have a Material Adverse Effect, the execution and delivery of this Agreement by such Seller and the consummation by such Seller of the Closing hereunder in accordance with the terms and conditions of this Agreement do not and will not conflict with or result in the breach of any of the terms or provisions of, or constitute a default under, the Charter or By-laws of such Seller, any Contractual Obligation or Governmental Order to which such Seller is a party or by which such Seller is, or the Shares and/or Options to be sold by such Seller hereunder are, bound or any Legal Requirement applicable to such Seller or to the Shares and/or Options to be sold by such Seller. No Consent or Filing is required to be obtained or made by such Seller in connection with the execution, delivery and performance of this Agreement by such Seller or the sale of the Shares and/or Options to be sold by such Seller as contemplated hereby, except as set forth in Schedule 4.3, and other than any Consent or Filing where the failure of such Seller to obtain or make such Consent or Filing would not reasonably be expected to have a Material Adverse Effect.

         4.4. Title to Stock; Prior Owner Debt. Such Seller is the record and beneficial owner of and has good and valid title to the Shares and/or Options set forth opposite such Seller's name on Schedule 3.1, free and clear of any Liens. Except for the rights of Buyer and MergeCo under this Agreement, there is no Contractual Obligation pursuant to which any such Seller has granted any unexercised option, warrant or other right to any Person to acquire Shares or any other securities of, or equity interests in, the Company. Except for the Prior Owner Debt, none of the Target Companies owes any Debt to such Seller or to its Affiliates. Schedule 4.4 sets forth the total amount of Prior Owner Debt owed to such Seller, the payoff amount of such Prior Owner Debt as of the Closing Date and the amount of any prepayment premiums associated with the payoff of such Prior Owner Debt.

         4.5. Brokers, etc. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of such Seller.

5.       REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY.  The
Company represents and warrants to Buyer and MergeCo that, except as set forth in the Schedules:

         5.1.     Corporate Matters, etc.

                  5.1.1. Organization, Power and Standing of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Company has the corporate power and authority to own, operate or lease its properties and to carry on its business in all material respects as currently conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, or to be duly qualified and in good standing, would not reasonably be expected to have a Material Adverse Effect.

                  5.1.2. Authorization; Validity. The Company has all requisite corporate power and authority to enter into and perform its obligations pursuant to the terms of this Agreement. The Company has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company and its stockholders and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is Enforceable against the Company.

                  5.1.3. Non-Contravention, etc.  Except for items listed on
          Schedule 5.1.3 and other than any failure to make or obtain any Consent or Filing where the failure of such Target Company to make or obtain such Consent or Filing would not reasonably be expected to have a Material Adverse Effect or except as otherwise would not reasonably be expected to have a Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement does or will constitute, result in or give rise to (i) a breach, violation or default under any Legal Requirement applicable to any Target Company, (ii) a breach of or default under any Charter or By-Laws provision of any Target Company, (iii) the imposition of any Lien upon any asset of any Target Company, (iv) a breach of or default under (or the acceleration of the time for performance of any obligation under) any Contractual Obligation of any Target Company or any Governmental Order binding upon any Target Company or (v) the termination or impairment of any Permit of any Target Company. No Consent or Filing is required to be obtained or made by or on behalf of any Target Company in connection with the execution, delivery or performance of this Agreement and the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement, except as set forth on Schedule 5.1.3 and other than any Consent or Filing where the failure to make or obtain such Consent or Filing would not reasonably be expected to have a Material Adverse Effect.

                  5.1.4. Title to Stock. The entire authorized capital stock of the Company consists of 6,273,000 Shares of which 5,157,829 Shares are issued and outstanding, 457,403 Shares are reserved for issuance upon exercise of Options and 35,956 Shares are reserved for issuance upon conversion of the Company's Class C Common Stock to Class A Common Stock pursuant to the Company's Charter. The Shares and/or Options listed on Schedule 3.1 constitute all of the issued and outstanding Shares and/or Options of the Company, the Shares are duly authorized, validly issued and are fully paid and nonassessable and the Options are exercisable at the per share exercise price set forth on Schedule 3.1. The Shares and/or Options are held of record by the Sellers and other Stockholders and Optionholders as set forth on Schedule 3.1. Except for the rights of the Buyer and MergeCo under this Agreement and as set forth on Schedule 3.1, there is no Contractual Obligation pursuant to which the Company has granted any unexercised option, warrant or other right to any Person to acquire Shares or any other securities of, or equity interests in, the Company. None of the Target Companies directly or indirectly owns, or has agreed to purchase or otherwise acquire, the capital stock or other securities of, or any interests convertible into or exchangeable or exercisable for, the capital stock or other securities of any Person other than a Target Company. All of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered by the Company, in compliance with all applicable state and federal laws concerning the issuance of securities, except as would not reasonably be expected to have a Material Adverse Effect. Further, none of such Shares was issued in violation of any preemptive rights.

                  5.1.5. Subsidiaries. Schedule 5.1.5 sets forth a true and complete list of all Subsidiaries of the Company, including the name and jurisdiction of organization of each such Subsidiary. Each Subsidiary listed on Schedule 5.1.5 is a corporation or other entity duly formed and validly existing under the laws of its jurisdiction of organization, has the power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Subsidiary and to carry on its business in all material respects as currently conducted. There is no Contractual Obligation pursuant to which any Subsidiary has granted any unexercised option, warrant or any other right to any Person to acquire any securities of or interests in any Subsidiary. Except as set forth in Schedule 5.1.5, each Subsidiary listed on Schedule 5.1.5 is wholly-owned by the Company (either directly or indirectly by way of ownership through another Subsidiary listed on Schedule 5.1.5) and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, or to be duly qualified and in good standing, would not reasonably be expected to have a Material Adverse Effect.

                  5.1.6. Charter and By-laws. The Company has heretofore delivered or made available to the Buyer true and complete copies of the Charter and By-laws of each Target Company, in each case as in effect on the date hereof.

                  5.1.7. Minute Books. The minute books of the Target Companies have been made available to Buyer and are correct and, except as set forth in Schedule 5.1.7, complete in all material respects.

                  5.1.8. Directors and Officers. Schedule 5.1.8 contains a complete and accurate list of the directors and officers of the Target Companies.

         5.2.     Financial Statements, etc.

                  5.2.1. Financial Information. The Buyer has been furnished with each of the following:

                    (a) The consolidated audited balance sheet of the Company and its consolidated Subsidiaries as of March 31, 1996, 1997 and 1998 and the related statements of earnings and shareholders equity and cash flows for the fiscal years then ended, accompanied by the notes thereto and the report thereon of Ernst & Young (collectively, the "Audited Financials" and, together with the Interim Financials (as defined in paragraph (b) below), the "Financial Statements").

                    (b) The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 1998 and related unaudited consolidated statements of earnings and cash flows for the three-month period then ended (collectively the "Interim Financials").

                  5.2.2. Character of Financial Information. Except as set forth in Schedule 5.2.2 or in the Financial Statements, the Financial Statements were prepared in accordance with Generally Accepted Accounting Principles consistently applied throughout the periods specified therein and present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods specified therein in accordance with Generally Accepted Accounting Principles, subject in the case of the Interim Financials to the absence of footnotes and to normal year-end audit adjustments which adjustments would not be in the aggregate material.

                  5.2.3. Liabilities and Obligations. Except as set forth in
         Schedule 5.2.3, none of the Target Companies is liable for or subject to any liabilities required to be reflected on a balance sheet prepared in accordance with GAAP except for:

                   (i) those liabilities reflected on the Balance Sheet and not previously paid or discharged;

                   (ii) those liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business; and

                   (iii) other liabilities which do not in the aggregate exceed
                         $10,000.

         5.3. Change in Condition Since Balance Sheet Date. Except for matters set forth in Schedule 5.3, since the Balance Sheet Date the Business has been conducted only in the Ordinary Course of Business (except as otherwise required or permitted by the terms of this Agreement) and:

              (a)  None of the Target Companies has:

                   (i) entered into any Contractual Obligation other than this Agreement relating to (A) the sale of any capital stock or equity interest in any Target Company, (B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination;

                   (ii)  settled or agreed to settle any material Action;

                   (iii) mortgaged, pledged or subjected to any Lien any of
                         their assets other than (A) conditional sales or similar security interests granted in connection with the lease or purchase of equipment or supplies in the Ordinary Course of Business, (B) Liens disclosed on
                         Schedule 5.5.1 and (C) Liens that have not had a Material Adverse Effect;

                   (iv) sold, leased, transferred or exchanged any material property for less than the fair value thereof;

                  (v) declared or paid any dividends or distributions on any shares of its capital stock (other than dividends or distributions to a Target Company);

                  (vi) incurred any damage, destruction or loss (whether or not covered by insurance) with respect to any of its assets that has resulted or is reasonably expected to result in a Material Adverse Effect;

                  (vii) undertaken any material change in its accounting methods, principles, procedures, practices or its financial structure except as required by GAAP;

                  (viii) made any material increase in the benefits under, or established or terminated or materially amended any material bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, phantom stock, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or effected any material increase in the compensation payable or to become payable to its directors, officers or employees except in the Ordinary Course of Business;

                  (ix) sold, leased, transferred or assigned any material amount of its assets, tangible or intangible, other than in the Ordinary Course of Business;

                  (x) canceled or forgiven any material Debt or waived any material claims or rights other than in the Ordinary Course of Business;

                  (xi) disclosed any material confidential or proprietary information to any person or entity other than Buyer and its representatives, agents, attorneys and accountants or its own employees, representatives, agents, attorneys and accountants in connection with the transactions contemplated hereby, except in the Ordinary Course of Business;

                  (xii) made or committed to make any expenditure for capital assets (or series of such related expenditures) in excess of

                          $50,000 individually or $260,000 in the aggregate;

                  (xiii) made any material loan or advance to, or guarantee
                         for the benefit of, any other Person, other than in the Ordinary Course of Business;

                  (xiv) made any material write-down in its accounts receivable other than in the Ordinary Course of Business; or

                  (xv) incurred or assumed any material liabilities, obligations or indebtedness for borrowed money or guaranteed any such liabilities or indebtedness other than in the Ordinary Course of Business.

              (b) None of the Target Companies has entered into any Contractual Obligation to do any of the actions referred to in clause (a) above other than in the Ordinary Course of Business; and

              (c) There has not been any material adverse change in the Business and financial condition of the Target Companies, taken as a whole, other than changes resulting from general economic, financial or market conditions or circumstances generally affecting the Business.

         5.4. Environmental Matters, etc. Except as set forth on Schedule 5.4 and except for items that could not reasonably be expected to involve liabilities in excess of $10,000 individually or $75,000 in the aggregate, (a) each of the Target Companies is as of the date hereof in compliance with all Environmental Laws; (b) there is as of the date hereof no Action pending or, to the knowledge of the Company, threatened against any Target Company in respect of (i) noncompliance by any Target Company with any Environmental Laws or (ii) the release or threatened release into the environment of any Hazardous Substance by any Target Company or (iii) the handling, storage, use, transportation or disposal of any Hazardous Substance by any Target Company; (c) there are no underground storage tanks on any Real Property owned by any Target Company and no underground storage tanks currently or formerly used by any Target Company on any leased Real Property; (d) there is no friable asbestos contained in any Real Property owned by any Target Company; and (e) no event has occurred or condition exists that could reasonably be expected to give rise to an actual or contingent liability against any Target Company under the Environmental Laws.

         5.5.     Real and Personal Property.

                  5.5.1. Except as set forth on Schedule 5.5.1 or as would not reasonably be expected to have a Material Adverse Effect, each applicable Target Company has valid title to all of its owned personal property other than intellectual property (the "Owned Personalty") and such personal property is not subject to any Lien. Except as would not reasonably be expected to have a Material Adverse Effect, (i) all leases and licensing agreements for personal property involving liabilities in excess of $10,000 per year ("Personalty Leases") leased or licensed by any of the Target Companies are listed on Schedule 5.5.1 and, to the knowledge of the Company, are valid and in full force and effect; (ii) the Target Companies have performed all obligations required to be performed by them under such leases; and (iii) no event or condition exists which constitutes or, with the giving of notice or the passage of time or both, would constitute a default by any of the Target Companies as lessee or licensee under such leases. On or before the Closing Date, each Target Company will deliver to the Buyer a copy of its fixed asset register, together with its depreciation schedules. The Owned Personalty and the property used pursuant to the Personalty Leases constitutes all personal property other than intellectual property currently used by the Target Companies to conduct the Business except as would not reasonably be expected to have a Material Adverse Effect.

                  5.5.2. Schedule 5.5.2 sets forth a list of all interests in real property owned by any of the Target Companies, and all interests in real property leased to the Target Companies (the "Real Property"). Except as would not reasonably be expected to have a Material Adverse Effect, (i) all leases (the "Leases") of Real Property leased to the Target Companies are, to the knowledge of the Company, valid and in full force and effect; (ii) the Target Companies have performed all obligations required to be performed by them under such Leases; (iii) to the knowledge of the Company, no event or condition exists which constitutes or, with the giving of notice or passage of time or both, would constitute a default by any of the Target Companies as lessee under such Lease; and (iv) to the knowledge of the Company no breach or default by any other Person under any of the Leases has occurred and is continuing. Except as set forth in Schedule 5.5.2 or as revealed in the surveys attached thereto:

                           (a) As of the Closing, the applicable Target Company will have the title to the fee owned Real Property shown on the commitments for Title Insurance attached as Schedule 5.5.2 hereto.

                           (b) All structures, facilities and improvements to the Real Property ("Structures") are located within the boundary lines of the Real Property and no structures, facilities or other improvements on any parcel adjacent to the Real Property encroach onto any portion of the Real Property, except as has not had a Material Adverse Effect.

                           (c) There are no pending or, to the Company's knowledge, threatened condemnation proceedings, lawsuits or administrative actions relating to any portion of the fee owned Real Property which affects any material portion of the fee owned Real Property.

                           (d) No Target Company is party to any lease of Real Property as landlord or sublessor thereunder and there are no persons in possession of any Real Property other than the Target Companies.

         5.6. Intellectual Property Rights. Schedule 5.6 lists all material trade and product names, patents, trademarks, service marks, trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) and copyrights (including registrations and applications therefor), registered or unregistered, U. S. or foreign ("Intangibles"), that are owned or licensed by any of the Target Companies, other than commercially available software programs and other than Intangibles associated with inventory (such Intangibles, other than commercially available software programs and other than Intangibles associated with inventory, are referred to herein as the "Company Intangibles"). Schedule 5.6 also lists each license or other Contractual Obligation under which any Company Intangible is licensed by the Target Companies (the "Licenses"). Except as set forth on
Schedule 5.6 or would not reasonably be expected to have a Material Adverse Effect, the rights of Target Companies with respect to the Company Intangibles listed on Schedule 5.6 will not be adversely affected by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Except as disclosed on Schedule 5.6, there is no license or other Contractual Obligation under which the Company is a licensor with respect to any Company Intangibles. Except as disclosed on Schedule 5.6, use by the Target Companies of the Company Intangibles does not infringe any rights of any third party and to the Company's knowledge, no activity of any third party infringes upon the rights of the Target Companies with respect to any of the Company Intangibles, in each case except where such infringement would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.6 or as would not reasonably be expected to have a Material Adverse Effect, no Actions against any Target Company with respect to the Company Intangibles are currently pending or, to the knowledge of the Company, are threatened by any Person to the effect that the Target Companies' use of the Company Intangibles infringes the rights of third parties. The Company Intangibles constitute all of the Intangibles (other than commercially available software programs and other than Intangibles associated with Inventory) currently used by the Target Companies in the operation of the Business, except as would not have a Material Adverse Effect.

         5.7. Certain Contractual Obligations. Set forth on Schedule 5.7 is a true and complete list of all of the following Contractual Obligations of the Target Companies whether written or oral:

                           (a) All individual employment or consulting agreements pursuant to which services are rendered to the Target Companies (other than the Company Plans), in each case which are likely to involve payments by or on behalf of a Target Company in excess of $50,000 per year, and all collective bargaining agreements;

                           (b) All Contractual Obligations under which any Target Company is or will after the Closing be restricted in any material respect from carrying on any business or other activities anywhere in the world (other than use restrictions contained in any of the Leases, Personalty Leases and Licenses);

                           (c) All Contractual Obligations (but excluding options for shares) to sell or otherwise dispose of any assets having a fair market value in excess of $100,000 except in the Ordinary Course of Business;

                           (d) All Contractual Obligations between any Target Company on the one hand and any Affiliate of any Target Company on the other hand;

                           (e) All Contractual Obligations (including, without limitation, partnership and joint venture agreements) under which (i) any Target Company has any liability or obligation for Debt or constituting or giving rise to a guarantee of any liability or obligation of any Person (other than any Target Company) or (ii) any Person has any liability or obligation constituting or giving rise to a guarantee of any liability or obligation of any Target Company, in either case involving any Debt or Liability in excess of $100,000 individually and excluding any trade payables incurred in the Ordinary Course of Business;

                           (f) All Contractual Obligations entered into since July 15, 1993 pursuant to which any Target Company incurred an obligation to pay any amounts in excess of $100,000 in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets constituting a business or securities representing a controlling interest in any Person, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) and (ii);

                           (g) All Contractual Obligations pursuant to which any Target Company may be expected to perform services or provide products with a value in excess of $100,000 per year and which cannot be canceled without material cost by any Target Company within 30 days, except for customer purchase orders received in the Ordinary Course of Business; and

                           (h) All Contractual Obligations pursuant to which any Target Company may be obligated to pay for goods and services to be delivered or performed in excess of $100,000 per year and which cannot be canceled without material cost by any Target Company within 30 days, except for purchase orders issued in the Ordinary Course of Business.

Each of the Contractual Obligations listed on Schedule 5.7, as in effect on the date hereof, shall be referred to herein collectively as the "Contracts"). No breach or default in performance by any Target Company under any of the Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a breach or default, other than any breach or default which would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no material breach or default by any other Person under any of the Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a material breach or default, except a breach or default which would not reasonably be expected to have a Material Adverse Effect.

         5.8. Insurance, etc. Schedule 5.8 is the Target Companies' insurance broker's schedule as of the date hereof which sets forth all policies or binders of insurance covering the operations of the Target Companies. The Company has delivered or made available to the Buyer true and accurate copies of all such policies or binders as in effect on the date hereof. None of the Target Companies is in any material default with respect to its obligations under any of such policies.

         5.9. Litigation, etc. Except as set forth on Schedule 5.9 or would not reasonably be expected to have a Material Adverse Effect, as of the date hereof,
(i) there is no Action against any Target Company pending or, to the knowledge of the Company, threatened and (ii) there is no Action pending or, to the knowledge of the Company, threatened which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby. Except as set forth on Schedule 5.9, there are no outstanding judgments, decrees, stipulations or awards (whether rendered by a court or administrative agency) against any Target Company or against any of its properties or business which require future performance on the part of any Target Company.

         5.10. Compliance with Laws, etc. The operations of the Business are in compliance as of the date hereof with applicable Legal Requirements and each of the Target Companies has complied with applicable Legal Requirements, except as set forth in Schedule 5.10 or as would not reasonably be expected to have a Material Adverse Effect. The Target Companies have been granted all licenses, permits, consents, approvals, franchises and other authorizations under any Legal Requirement necessary for the conduct of the Business, except where the failure to obtain such licenses, permits, consents, approvals, franchises or other authorization would not reasonably be expected to have a Material Adverse Effect (the "Permits"). The Company has not received any notice that any Governmental Authority or other licensing authority will revoke, cancel, rescind, materially modify or refuse to renew in the ordinary course any of the Permits.

         5.11.    Tax Matters.

                  Except as set forth on Schedule 5.11:

                           (i) Each of the Target Companies has on a timely basis filed or has had filed on its behalf all material Tax Returns that it was required to file on or before the date hereof (or the Closing Date);

                           (ii) each of the Tax Returns referred to in clause (i) is true, correct and complete in all material respects;

                           (iii) the Target Companies have paid in full on a timely basis all Taxes shown on Tax Returns referred to in clause (i), and no other Taxes are payable by the Target Companies (whether or not shown on such Tax Returns), except as would not, individually or in the aggregate, reasonably be expected to be material;

                           (iv) all deficiencies asserted in writing and any assessments made as a result of any examinations of the Tax Returns referred to in clause (i) by the Internal Revenue Service ("IRS") or the appropriate state, local or foreign taxing authority have been paid in full;

                           (v) none of the Target Companies has received any written notice of any audit, claim, deficiency or assessment pending or proposed with respect to Taxes of any of the Target Companies;

                           (vi) none of the Target Companies is party to (A) any written agreements or waivers extending the statutory period of limitation applicable to any Taxes of the Target Companies or (B) any action or proceeding for assessment or collection of Taxes;

                           (vii) each of the Target Companies (A) has filed any combined, consolidated or unitary federal, state, local or foreign Income Tax Returns it was required to file and (B) is not a party to any Contractual Obligation relating to the allocation or sharing of Taxes among members of a combined, consolidated or unitary group;

                           (viii)   the amount of the Target Companies'
                                    liability for unpaid Taxes for all taxable periods or portions thereof ending on or before the Closing Date does not in the aggregate exceed the amount of (A) the current liability accruals, as of the Closing Date, for Taxes (excluding Tax Reserves), as adjusted for ordinary operations since the date of the Balance Sheet in accordance with past custom and practice, except for the treatment of interest subject to section 163(j) of the Code ("Current Tax Accruals") plus (B) the Closing Tax Reserve;

                           (ix) the Target Companies have withheld and paid over to the proper authorities all Taxes required to have been withheld and paid over, and complied with all information and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party; and

                           (x) none of the Target Companies is obligated to make any payments, or is a party to any agreements that would under any circumstances obligate it to make any payments that would not be deductible under section 280G of the Code.

         5.12.    Employee Benefit Plans.

                           (a) Schedule 5.12 lists each material employee benefit plan, program or policy (including, without limitation, each "employee benefit plan" within the meaning of section 3(3) of ERISA, stock plans and fringe benefit plans), written or oral, that is maintained or otherwise contributed to by the Company or any of its Subsidiaries as of the date hereof (collectively, "Company Plans") under which benefits are provided to employees or beneficiaries of employees or former employees or beneficiaries of former employees.

                           (b) With respect to each of the Company Plans, the Company has made available to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) any summary plan description; (iii) the two most recent annual Forms 5500 (if applicable) with respect to such Company Plans; and (iv) if such Company Plan is intended to be a qualified single employer plan under section 401(a) of the Code, a copy of the most recent favorable determination letter received from the IRS.

                           (c) Except as set forth in Schedule 5.12, (i) each Company Plan has been operated in accordance with its terms except where a failure to so operate would not reasonably be expected to have a Material Adverse Effect and each Company Plan is in compliance as of the date hereof with the applicable provisions of law and governmental regulations, if any, including without limitation ERISA and the Code, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect; (ii) each Company Plan (and its related trust) that is intended to be qualified and tax-exempt within the meaning of sections 401(a) and 501(a) of the Code has received a favorable determination letter as to its qualification and exemption, and nothing has occurred (or failed to occur) that would adversely affect such Plan's qualification and exemption except as would not reasonably be expected to have a Material Adverse Effect; (iii) no "reportable event" (as such term is used in section 4043 of ERISA), any non-exempt "prohibited transaction" (as such term is used in section 4975 of the Code or section 406 of ERISA) or "accumulated
                                    funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Company Plan that would reasonably be expected to have a Material Adverse Effect;
                                    (iv) no litigation or administrative or
                                    other proceedings (other than routine claims for benefits) involving the Company Plans have occurred or to the knowledge of the Company are threatened which would reasonably be expected to have a Material Adverse Effect; (v) each Target Company has complied with the health care continuation requirements of section 601, et. seq. of ERISA with respect to employees and their spouses, former spouses and dependents, except where failure to comply would not reasonably be expected to have a Material Adverse Effect; and (vi) no Target Company has obligations to provide post-retirement medical benefits to any employee or any former employee of a Target Company, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code and other than would not reasonably be expected to have a Material Adverse Effect.

                           (d) No Target Company maintains or contributes to any single employer plan (as such term is defined in Section 4001(b) of ERISA) subject to Title IV of ERISA or any "multiemployer plan" (as such term is defined in section 3(37) of ERISA) or has incurred any material liability, including without limitation withdrawal liability, with respect to any such plan that remains unsatisfied, nor has any Target Company maintained or contributed to any plan subject to Title IV of ERISA within the six years ending as of the Closing Date.

                           (e) No Company Plans are, to the Company's knowledge, presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are currently pending with respect to any Company Plan under the IRS's Employee Plans Compliance Resolutions System.

                           (f) Except as set forth on Schedule 5.12 and other than would not reasonably be expected to have a Material Adverse Effect, no Company Plan or other agreement contains any provision that would give rise to any vesting of benefits, severance, termination or other payments or liabilities in excess of $5000 in the case of any single employee as a result of the transactions contemplated by this Agreement, and no Target Company has declared or paid any special bonus in connection with the transactions contemplated by this Agreement in excess of $10,000.

                           (g) None of the Target Companies has any liability with respect to any present or former employee benefit plan other than the Company Plans except as would not reasonably be expected to have a Material Adverse Effect.

                           (h)      The treatment of Stock Rights provided in
                                    Section 2.5.3 does not violate the terms of any Options or the plans under which they were issued.

         5.13. Labor Matters. No labor union represents or has ever represented the Target Companies' employees, no collective bargaining agreement is binding and in force against any Target Company nor is any Target Company negotiating such an agreement, and, to the knowledge of the Company, no labor representation organization effort exists nor has there been any such activity within the past five years. The Target Companies have complied with applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, except as set forth on Schedule 5.13 or as would not reasonably be expected to have a Material Adverse Effect.

         5.14. Brokers, etc. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of the Company.

         5.15. Complete Copies of Materials. The Company has made available to Buyer true and complete copies of each agreement, contract, or other document (or summaries thereof) that is listed in the Schedules.

         5.16. Books and Records. The Target Companies have made and kept books and records and accounts, which have been made available to the Buyer. Except as set forth on Schedule 5.16, the Target Companies have not engaged in any material transaction, maintained any material bank account, or used any material corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records in the Ordinary Course of Business.

         5.17. Bank Accounts; Powers of Attorney. Schedule 5.17 sets forth a complete and accurate list as of the date of this Agreement, of:

                           (a) the name of each financial institution in which any Target Company has any account or safe deposit box;

                           (b) the names in which the accounts or boxes are held;

                           (c)      the type of account;

                           (d) the name of each person authorized to draw thereon or have access thereto; and

                           (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from any Target Company and a description of the terms of such power.

         5.18. Accounts Receivable and Inventory. All accounts receivable reflected on the Balance Sheet arose from sales actually made or services actually performed in the Ordinary

Course of Business transactions. Except as set forth in Schedule 5.2.2 or in the Audited Financial Statements, the amount of accounts receivable and inventory (net of applicable reserves) reflected on the Balance Sheet are properly reflected in all material respects in accordance with GAAP consistently applied.

         5.19. Disclosure. The representations and warranties by the Sellers or the Company contained in this Agreement (including the Schedules attached hereto) and in the certificate to be furnished pursuant to Section 8.1.4, considered as a whole, do not contain and will not contain any untrue statement of a material fact and, to the knowledge of the Company, do not omit and will not omit to state any material fact required in order for such representations and warranties not to be misleading.

         5.20. Predecessor Status; Etc. Schedule 5.20 sets forth a listing of all legal names, trade names, fictitious names or other names (including, without limitation, any names of divisions or operations) of each Target Company and all of its predecessor companies during the five-year period immediately preceding the Closing, including without limitation the names of any entities from whom any Target Company has acquired material assets other than inventory constituting a business during such period. During the five-year period immediately preceding the Closing, each Target Company has operated only under the names set forth on Schedule 5.20 in the jurisdiction or jurisdictions set forth on Schedule 5.20 and has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants as follows:

         6.1.     Corporate Matters, etc.

                  6.1.1. Organization, Power and Standing of the Buyer and MergeCo. Each of the Buyer and MergeCo is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full power and authority, corporate and otherwise, to enter into this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  6.1.2. Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by, and is Enforceable against, each of the Buyer and MergeCo.

                  6.1.3. Non-Contravention, etc. Subject to compliance with the Buyer's credit facility, the execution, delivery and performance of this Agreement by the Buyer and MergeCo and the consummation by the Buyer and MergeCo of the Closing hereunder in accordance with the terms and conditions of this Agreement does not and will not conflict with or result in the breach of any terms or provisions of, or constitute a default, under any Contractual Obligation of or the Charter or By-Laws of the Buyer or MergeCo or a breach of any Legal Requirement applicable to the Buyer or MergeCo. Except for satisfaction of the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent is required to be obtained or made by or on behalf of the Buyer or MergeCo in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except (i) for items which shall have been obtained or made on or prior to, and shall be in full force and effect at, the Closing Date and (ii) where failure to obtain such consent would not materially and adversely affect the Buyer's ability to consummate the Closing hereunder in accordance with the terms and conditions of this Agreement and would not prevent the Buyer from performing in all material respects any of its obligations under this Agreement.

         6.2. Financial Condition, etc. The Buyer has as of the date hereof and MergeCo will have as of the Closing sufficient funds in an aggregate amount sufficient to (i) pay the Merger Consideration and all contemplated fees, expenses and other amounts related to the transactions contemplated by this Agreement and (ii) provide adequate working capital for the Business.

         6.3. Investment Intent, Related Matters. The Buyer and MergeCo are purchasing the Shares for its own account and have the present intention of holding the Shares for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any federal or state securities laws. The Buyer and MergeCo are "accredited investors" within the definition set forth in Rule 501(a) of the Securities Act of 1933, as amended (the "Securities Act").

         6.4. Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Buyer, threatened (i) against the Buyer, MergeCo or any of their Affiliates which would reasonably be expected to have a Material Adverse Effect on the ability of the Buyer or MergeCo to perform its obligations under this Agreement or (ii) which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby.

         6.5. Brokers, etc. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of the Buyer, MergeCo or any of their Affiliates.

7.       CERTAIN AGREEMENTS OF THE PARTIES.

         7.1. Payment of Transfer Taxes and Other Charges. The Buyer shall be responsible for and shall pay all stock transfer Taxes, real property transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes arising in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.

         7.2. Confidentiality Covenant of the Buyer. The Confidentiality Agreement dated March 3, 1998 (the "Confidentiality Agreement") by and between the Buyer and Butler Capital Corporation on behalf of the Company is hereby confirmed and acknowledged as a continuing obligation of such parties.

         7.3. Operation of Business, Related Matters. From the date hereof and on and prior to the Closing Date, except as otherwise permitted or required by this Agreement, the Company will cause the Target Companies to conduct the Business in the Ordinary Course of Business. From the date hereof and on and prior to the Closing Date no Seller will sell, pledge or otherwise encumber his, her or its Shares, without the prior written consent of the Buyer. Except as set forth in Schedule 7.3, from the date hereof and prior to the Closing Date, the Company shall not, and shall cause the Target Companies not to, without the prior written consent of Buyer, which will not be unreasonably withheld:

                           (a) enter into any transactions otherwise than on an arms' length basis (other than as contemplated by this Agreement and transactions in the Ordinary Course of Business among the Target Companies);

                           (b) pay any compensation other than in the Ordinary Course of Business or increase any compensation of any officer or employee other than such increases in compensation as may be made in the Ordinary Course of Business;

                           (c)      incur any Debt (including, without
                                    limitation, any capital lease) except in the Ordinary Course of Business;

                           (d) amend the Charter or By-laws of any Target Company or sell, lease or otherwise dispose of any material assets (except (i) for sales or other dispositions of inventory or excess equipment in the Ordinary Course of Business and (ii) as may otherwise be permitted by the terms of this Agreement);

                           (e) make any material change in the Business or operations of any of the Target Companies;

                           (f) make any capital expenditure in excess of the amount budgeted therefor or enter into any contract or commitment therefor in excess of budgeted amounts;

                           (g) make any dividend or other distribution or payment in respect of the capital stock of any Target Company (other than to a Target Company);

                           (h) make any material change in any accounting methods, principals, procedures or practices, except as required to conform to changes in GAAP, in which case the Company shall give Buyer prior notice thereof; or

                           (i) enter into any Contractual Obligation to do any of the actions referred to in this
                                    Section 7.3.

         The Buyer shall respond with reasonable promptness to any and all requests by the Sellers for consent(s) for any Target Company to take any of the actions specified in this Section 7.3, and no requested consent shall be unreasonably withheld.

         7.4. Preparation for Closing. The Buyer on the one hand and the Company and the Sellers on the other hand will each use all reasonable best efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the other set forth in this Agreement, subject to the following:

                  7.4.1. HSR Filing. Each of Buyer and the Company will supply all information requested by Governmental Authorities in connection with the HSR notification that has been filed by each of Buyer and the Company and will cooperate with each other in responding to any such request. Buyer shall be solely responsible for all filing fees required to be paid in connection therewith.

                  7.4.2. Consents, etc. Prior to the Closing Date, the Company shall use reasonable efforts to obtain or make the Consents or Filings indicated on Schedule 8.3, provided, however, that the Company shall not be obligated to incur more than an aggregate of $50,000 in expenses in connection therewith.

                  7.4.3. Supplemental Schedules. The Sellers may (but will not be required to), from time to time prior to or on the Closing Date, by notice in accordance with this Agreement, supplement or amend Schedules (other than Schedule 7.3), including without limitation one or more supplements or amendments to correct any matter which would otherwise give rise to a breach of any representation, warranty or covenant herein contained. If a supplement or amendment of any Schedule corrects a matter which absent correction would give rise to a material breach of any representation or warranty, then Buyer shall have the right prior to Closing to terminate this Agreement, with such termination being Buyer's sole remedy relating to matters set forth in amendments or supplements to any Schedule. Notwithstanding any other provision hereof but subject to the immediately preceding sentence, each supplement or amendment of any Schedule will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant relating to such Schedule not having read at all times as so supplemented and amended.

         7.5. No Section 338 Election. Buyer will not make an election pursuant to section 338 of the Code or any similar provision under any state, local or foreign law with respect to the Target Companies.

         7.6. Further Assurances. Each party, upon the request from time to time of any other party hereto after the Closing, and at the expense of the requesting party but without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby in an orderly fashion.

         7.7. No Competing Offers; Prohibited Transactions. For the period from the date hereof up to and including the Closing Date or the termination of this Agreement, none of the Sellers or any Target Company or their respective Affiliates will solicit offers or enter into discussions of any sort with any other party or parties, or provide any information concerning the sale of all or part of the shares, the merger or consolidation of any Target Company or the sale or leasing of all or substantially all of the Target Company's assets, and none of the Sellers or any Target Company or any of their respective Affiliates will seek the affiliation of any Target Company with any entity other than Buyer and neither will negotiate nor entertain any offer with respect to such affiliation.

         7.8. Pre-Transaction Stub-Period Tax Returns. Buyer shall, at Buyer's expense (except as otherwise provided in Section 11.6), prepare and timely file all Tax Returns for taxable periods of the Target Companies ending on or prior to the Closing Date that have not been filed as of the Closing Date. Buyer may, at Buyer's discretion, use Sellers' accounting firm, Ernst & Young, or such other accounting firm as Buyer may determine to prepare such Tax Returns. Buyer shall allow Sellers and their representatives an opportunity to review and comment upon the Income Tax Returns of the Target Companies for the periods ending March 31, 1998 and the Closing Date within a reasonable time prior to their due date and filing and all Tax Returns to be filed for periods ending on or before March 31, 1997, and shall not file such Tax Returns without the Sellers' prior written consent, which consent shall not be unreasonably withheld. Except for the treatment of interest subject to Section 163(j) of the Code and unless otherwise required by law, such Tax Returns shall be prepared and filed on a basis consistent with the Target Companies' past custom and practice.

         7.9. Amended Tax Returns. Buyer and the Target Companies shall not amend any Tax Returns of the Target Companies for any period ending on or prior to the Closing Date without the Sellers' prior written consent, which consent shall not be unreasonably withheld.

         7.10. Tax Audits Relating to the Target Companies. Buyer and the Target Companies shall promptly notify the Sellers in writing of the commencement of any audit or examination of any Tax Return of the Target Companies for any period ending on or prior to the Closing Date, and any other proposed change or adjustment, claim, dispute, arbitration or litigation which would reasonably be expected to affect the liability of Sellers for Taxes under this Agreement (a "Tax Claim"). Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any Taxing authority in respect of any such asserted Tax Claim. Buyer shall have the right to control any Tax Claims in the Tax audit or examination stage, provided, however, that Buyer shall inform Sellers regularly of the status and progress of such Tax audit or examination and shall allow Sellers and their representatives to review and comment on any legal submissions or other written legal responses in connection with such audit or examination. Buyer and the Target Companies may not settle any Tax Claim without Sellers' prior written consent, provided, however, that if the Buyer proposes a settlement that would be accepted by a Taxing authority and the Sellers do not consent, Sellers shall, at their cost and expense, control any further contest of such Tax Claim and shall indemnify the Target Companies for any additional Taxes that the Target Companies may incur in excess of the proposed settlement and for reasonable third-party out-of-pocket costs and expenses relating to the continuation of the contest of the Tax Claim following the proposed settlement (Taxes payable up to the amount of the proposed settlement would be indemnified pursuant to Section 11.6). If a Tax Claim is not settled at the Tax audit or examination stage, the Sellers and their representatives shall have the right to control any further contest of such Tax Claim and, if they exercise such right, shall bear the expenses relating thereto; provided, however, that Sellers may not settle any such Tax Claim without Buyer's consent (which consent shall not be unreasonably withheld) if such settlement would reasonably be expected to materially adversely affect the Taxes of the Target Companies or Buyer for taxable periods beginning on, after or including the Closing Date. Notwithstanding the foregoing, the liability of each Seller in respect of amounts to be paid by the Sellers under this Section 7.10 shall not exceed such Seller's Pro Rata Share of such amounts.

         7.11. Cooperation Regarding Tax Matters. The parties hereto shall provide such necessary information as any other party hereto may reasonably request in connection with the preparation of such party's Tax Returns, or to respond to or contest any audit, or claim or otherwise satisfy any Legal Requirement relating to Taxes of each party hereto or their respective affiliates, including provision of powers of attorney to defend a Tax Claim.

         7.12. Tax Sharing Agreements. Any and all tax sharing agreements or similar arrangements (other than this Agreement) with respect to Taxes involving the Target Companies shall be terminated as of the Closing Date to the extent such agreements or arrangements bind the Target Companies, and as of the Closing Date, the Target Companies shall not have any obligation under any such agreement or arrangement for any past, present, or future period.

8. CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYER. The obligations of the Buyer to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by the Buyer in its sole discretion:

         8.1.     Representations, Warranties and Covenants.

                  8.1.1. Continued Accuracy of Representations and Warranties. All representations and warranties of the Sellers and the Company contained in this Agreement shall be true and accurate in all material respects as of the Closing Date as if made on the Closing Date, except for changes expressly permitted or contemplated by this Agreement.

                  8.1.2. Performance of Agreements. The Sellers and the Company shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by them at or prior to the Closing.

                  8.1.3. Sellers' Closing Certificate. At the Closing, each of the Sellers shall furnish a certificate, signed by such Seller, dated the Closing Date, to the effect that the conditions specified in Sections 8.1.1 and 8.1.2, to the extent relating to representations, warranties, covenants and agreements of such Seller, have been satisfied.

                  8.1.4. Company's Closing Certificate. At the Closing, the Company shall furnish a certificate, signed by the President or a Vice President of the Company, dated the Closing Date, to the effect that the conditions specified in Sections 8.1.1 and 8.1.2, to the extent relating to representations, warranties, covenants and agreements of the Company, have been satisfied.

                  8.1.5. Outstanding Capital. The shares of Common Stock and the Options listed on Schedule 3.1 shall constitute all the outstanding stock of the Company and all the unexercised Contractual Obligations pursuant to which the Company has granted any option, warrant or other right to any Person to acquire any shares of common stock or any other securities of, or equity interest in, the Company. Upon the consummation of the Merger, all Options shall be converted into the right to receive the Merger Consideration, upon the terms and conditions set forth herein.

         8.2. Legality; Governmental Authorization; Litigation. The acquisition of the shares of Common Stock and the consummation of the other transactions contemplated hereby, shall not be prohibited by any Legal Requirement, and all necessary filings, if any, pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No Action shall have been instituted at or prior to the Closing by any Person other than a party hereto or any Affiliate thereof, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, which has a reasonable likelihood of success and the result of which would prevent or make illegal the consummation of any such transaction or could otherwise have a material adverse effect on the ability of the Sellers to consummate the transactions contemplated hereby. No temporary restraining order, preliminary or permanent injunction or other order issued after the date hereof by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Target Companies or limiting or restricting Buyer's conduct or operation of the Business of the Company following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

         8.3. Third Party Consents. There shall have been obtained or made by the Company the Consents and Filings listed on Schedule 8.3.

         8.4. Opinion of Counsel. The Sellers and the Company shall have furnished the Buyer with a favorable opinion of Ropes & Gray and Smith, Katzenstein & Furlow, dated as of the Closing Date in the form of Exhibit 8.4.

         8.5. General. All corporate proceedings required to be taken on the part of the Company in connection with the transactions contemplated by this Agreement shall have been taken. The Buyer shall have received copies of such officers' certificates, good standing certificates, incumbency certificates and other customary closing documents as the Buyer may reasonably request in connection with the transactions contemplated hereby.

         8.6. Charter Documents. Buyer shall have received (a) a copy of the Articles of Incorporation of each Target Company certified by an appropriate authority in the state of its incorporation and (b) a copy of the By-laws of each Target Company certified by the Secretary of the Company, and the text of such documents shall not have changed from the text thereof furnished to the Buyer prior to the date hereof.

         8.7. FIRPTA Compliance. Each of the Sellers shall have delivered to Buyer at the Closing a certificate or certificates in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying all facts necessary to exempt the transactions contemplated hereunder from withholding under section 1445 of the Code.

         8.8. Title Insurance. On or before the Closing, the Company shall have furnished the Buyer, at the Buyer's expense, with ALTA policy of title insurance in the form attached as Exhibit 8.8 hereto.

9. CONDITIONS TO THE OBLIGATION TO CLOSE OF THE SELLERS. The obligations of the Sellers to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by the Majority Sellers in their sole discretion:

         9.1.     Representations, Warranties and Covenants.

                  9.1.1. Continued Accuracy of Representations and Warranties. All representations and warranties of the Buyer contained in this Agreement shall be true and accurate in all material respects as of the Closing Date as if made on the Closing Date.

                  9.1.2. Performance of Agreements. The Buyer shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by the Buyer at or prior to the Closing.

                  9.1.3. Payment of Merger Consideration and Debt. Contemporaneously with the Closing, the Buyer shall pay in full (i) the Merger Consideration to all Stockholders and Optionholders tendering Certificates in accordance with Section 2.6.1 and (ii) the Bank Debt and the Prior Owner Debt.

                  9.1.4. Officer's Certificate. At the Closing, the Buyer shall furnish to the Sellers a certificate signed by the President or any Vice President of the Buyer, dated the Closing Date, to the effect that the conditions specified in Sections 9.1.1, 9.1.2 and 9.1.3 have been satisfied.

         9.2. Legality; Government Authorization; Litigation. The Sellers' consummation of the transactions contemplated hereby shall not be prohibited by any Legal Requirement, and all necessary filings, if any, pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No Action shall have been instituted at or prior to the Closing by any Person other than a party hereto or any Affiliate thereof, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, which has a reasonable likelihood of success and the result of which would prevent or make illegal the consummation any such transaction or could otherwise have a material adverse effect on the ability of the Sellers to consummate the transactions contemplated hereby. No temporary restraining order, preliminary or permanent injunction or other order issued after the date hereof by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Target Companies shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

         9.3. Opinion of Counsel. The Buyer shall have furnished the Sellers with a favorable opinion of Wilmer, Cutler & Pickering dated the Closing Date in the form of Exhibit 9.3.

         9.4. General. All corporate proceedings required to be taken by the Buyer in connection with the transactions contemplated by this Agreement shall have been taken. The Sellers shall have received copies of such officers' certificates, good standing certificates, incumbency certificates and other customary closing documents as the Sellers may reasonably request in connection with the transactions contemplated hereby.

10. WARN. The Buyer shall indemnify the Sellers and their Affiliates and defend and hold each of them harmless from and against any Losses which may be incurred by any of them under WARN, or any state plant closing or notification law or otherwise, arising out of, or relating to, any actions taken by the Buyer or the Company on or after the Closing Date.

11.      INDEMNIFICATION.

         11.1. Indemnification. Subject to the terms of this Section 11, each of the Sellers (each in its capacity as an indemnifying party, an "Indemnifying Party"), for itself only and not jointly in the case of the indemnification provided in Sections 11.1.1(i) and 11.1.1(iii) below, agrees to indemnify Buyer (and following the Closing, the Company and the other Target Companies) (collectively, the "Buyer Group") (each in its capacity as indemnified party, an "Indemnitee") and hold the Buyer Group harmless, and the Buyer (in its capacity as indemnifying party, an "Indemnifying Party") agrees to indemnify each of the Sellers (each in its capacity as indemnified party, an "Indemnitee") and hold each of the Sellers harmless, from, against and in respect of any and all Losses arising from or related to any of the following:

                  11.1.1. The Sellers. In the case of each Seller as an Indemnifying Party (i) any breach of any representation or warranty made by such Seller in Section 4 of this Agreement; (ii) any breach of any representation or warranty made by the Company in Section 5 of this Agreement (other than Section 5.11) or any breach or violation of any covenant or agreement made by the Company in this Agreement (other than with respect to Taxes which are covered by Section 11.6 hereof) to be performed at or prior to Closing; or (iii) any breach or violation of any covenant or agreement made by such Seller in this Agreement.

                  11.1.2. The Buyer. In the case of the Buyer as Indemnifying Party (i) any breach of any representation or warranty made by the Buyer in this Agreement; or (ii) any breach or violation of any covenant or agreement made by the Buyer in this Agreement.

         11.2. Time Limitation on Indemnification. Except as provided in Section 11.6, no claim may be made or suit instituted by the Buyer Group under any provision of this Section

11 after the five hundred and forty-fifth (545th) day following the Closing Date except for: (i) claims by the Buyer Group in respect of the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 5.1.4, 5.4 or 5.12 and (ii) claims as to which any Indemnitee has given any Indemnifying Party written notice (describing with reasonable specificity the amount and basis of such claims) on or prior to the five hundred and forty-fifth (545th) day following the Closing Date, provided, however, that any such claims made prior to such date shall survive until the final resolution of such claims. Claims with respect to the representations and warranties set forth in Sections 4.1 ("Organization and Authority"), 4.2 ("Authorization and Enforceability") 4.4 ("Title to Stock") and 5.1.4 ("Title to Stock") shall survive without limitation; claims with respect to the representations and warranties set forth in Section 5.12 ("Employee Benefit Plans") shall survive for six months past the applicable statute of limitations with respect to the Target Companies (giving effect to any extension thereof) and claims with respect to the representations and warranties set forth in Section 5.4 ("Environmental Matters") shall survive until the third anniversary of the Closing Date, provided, however, that any such claim made by written notice (describing with reasonable specificity the amount and basis of such claims) prior to such date shall survive until the final resolution of such claims.

         11.3. Monetary Limitations on Indemnification. Notwithstanding any other provisions of this Agreement but subject to the second, third and fourth sentences of this Section 11.3, the Sellers as Indemnifying Parties shall not have any obligation to indemnify the Buyer Group as Indemnitee under Section
11.1.1 unless the aggregate cumulative total of all Losses incurred by the Buyer Group as Indemnitee (other than for claims with respect to the representations and warranties set forth in Sections 4.4 and 5.1.4) exceeds $750,000 (Seven Hundred and Fifty Thousand Dollars), whereupon the Buyer Group as Indemnitee shall be entitled to indemnification for the entire amount of such Losses. Notwithstanding any other provision of this Agreement but subject to the third and fourth sentences of this Section 11.3, the total maximum aggregate indemnification liability of all Sellers as a group for all claims pursuant to
Section 11.1.1 (other than for claims with respect to the representations and warranties set forth in Sections 4.4 and 5.1.4) shall not exceed $13,500,000 (Thirteen Million Five Hundred Thousand Dollars). Claims with respect to the representations and warranties set forth in Sections 4.4 ("Title to Stock") and
5.1.4 ("Title to Stock") shall not be subject to (i) the $750,000 "basket" set forth in the first sentence of this Section 11.3 or (ii) the $13.5 million "ceiling" set forth in the second sentence of this Section 11.3. In addition to the foregoing limits, the liability of each Seller under Section 11.1.1(ii) in respect of each Loss shall not exceed such Seller's Pro Rata Share of such Loss. The limitations set forth in this Section 11.3 do not apply to limit liability under Section 11.6.

         11.4. Third Party Claims, etc. Promptly after (a) becoming aware of any fact, occurrence or event which may give rise to a claim for indemnification under this Section 11 or (b) the receipt by any Indemnitee of notice of the commencement of any action or other claim against such Indemnitee by a third party, such Indemnitee shall, if a claim with respect thereto is or may be made against any Indemnifying Party pursuant to this Section 11, give such Indemnifying Party written notice of the nature and basis of such claim. Prior to the thirtieth day after receipt by the Indemnifying Party of a notice from the Indemnitee with respect to the commencement of an action or other claim by a third party, the Indemnitee will defend against such claim (provided that the Indemnitee shall not settle such claim). The Indemnifying Parties shall have the right to defend such claim, at the Indemnifying Parties' expense and with counsel of their choice reasonably satisfactory to the Indemnitee, provided that the Indemnifying Parties so notify the Indemnitee within 30 days after receipt of such notice. So long as the Indemnifying Parties are conducting the defense of such claim as provided in the immediately preceding sentence, the Indemnitee may retain separate co-counsel at its sole cost and expense and may participate in defense of such claim, and the Indemnifying Parties will not consent to the entry of any judgment or enter into any settlement with respect to such claim unless such judgment or settlement contains an unconditional term providing for a release to be given by the claimant in question or plaintiff to the Indemnitee of and from all liability in respect of such claim. In the event the Indemnifying Parties do not assume defense of such claim as so provided, (x) the Indemnitee shall defend against such claim (provided that the Indemnitee shall not settle such claim unless such judgment or settlement contains an unconditional term providing for a release to be given by the claimant in question or plaintiff to the Indemnitee of and from all liability in respect of such claim) and (y) the Indemnifying Parties will remain responsible for any Losses the Indemnitee may suffer as a result of such claim to the full extent provided in this Section 11. Regardless of which party shall assume the defense of such claim, each party shall provide to the other parties on request all information and documentation reasonably necessary to support and verify any Losses which give rise to such claim for indemnification and shall provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such claim. In cases where the potential Indemnifying Parties in question with respect to a third party claim are the Sellers generally, all determinations by the Majority Sellers with respect to actions to be taken or not taken by the Indemnifying Parties in connection with the rights or obligations of the Indemnifying Parties under this
Section 11.4 shall be conclusive and binding on all Sellers. This Section 11.4 does not apply to Tax Claims.

         11.5.    Certain Other Indemnity Matters.

                           (a) From and after the Closing the Buyer Group's sole and exclusive remedy (other than specific enforcement to the extent otherwise available) with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this
                                    Section 11. In furtherance of the foregoing, the Buyer hereby, on its own behalf and on behalf of its Affiliates, waives, to the fullest extent permitted under applicable law, and agrees not to assert in any action or proceeding of any kind, any and all rights, claims and causes of action it or such Affiliate may now or hereafter have against the Sellers other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Section 11 (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or other Legal Requirements).

                           (b) Notwithstanding anything to the contrary contained in this Agreement, if the Closing occurs, (i) no claim for indemnification may be asserted by the Buyer Group against any Seller under this Section 11 with respect to any matter discovered by or known to the Buyer on or before the Closing Date and (ii) no claim for indemnification may be asserted by any Seller against the Buyer under this
                                    Section 11 with respect to any matter
                                    discovered or known to such Seller on or before the Closing Date. This Section 11.5(b) shall not apply to claims made by the Buyer Group with respect to Tax Liabilities or the representations and warranties set forth in Sections 4.4 and 5.1.4.

                           (c) Upon making any payment to an Indemnitee for any indemnification claim pursuant to this
                                    Section 11, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against other Persons with respect to the subject matter underlying such indemnification claim.

                           (d) The Sellers shall have no liability under any provision of this Agreement for any Losses to the extent that such Losses relate to actions taken by Buyer or its Affiliates after the Closing. After the Closing, the Buyer shall, and shall cause the Target Companies to, take all reasonable steps to mitigate all such Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses with respect to which indemnification may be requested hereunder.

                           (e) All costs and expenses of defense incurred by any Indemnifying Party as contemplated by
                                    Section 11.4 shall be deemed to constitute
                                    Losses for purposes of Section 11.3, and such expenses shall be reimbursed by the Indemnified Party to the extent that such costs and expenses, if incurred by the Indemnified Party, would not have been recoverable by the Indemnified Party from the Indemnifying Party pursuant to this
                                    Section 11.

                           (f) After the Closing, the Target Companies shall not indemnify any Seller or any of their investors or Affiliates for any claim for indemnification pursuant to any statute, charter, by-law, or contractual indemnification right, including the right to receive payments for interest or Taxes, and any such indemnification rights are hereby terminated.

         11.6.    Tax Indemnity.

                           (a) Subject to the provisions of this Section 11.6, each of the Sellers agrees to indemnify the Buyer Group and hold the Buyer Group harmless from, against and in respect of any and all of the following: (i) Losses arising from or attributable to any breach of any representation or warranty made by the Company in Sections 5.11 or 7.12 of this Agreement or any breach or violation of any covenant or agreement of the Company in this Agreement to be performed at or prior to Closing with respect to Taxes, determined without regard to (A) any disclosures, scheduled or otherwise, or (B) any qualifications as to materiality; (ii) liability for Taxes paid by or on behalf of the Target Companies after the Closing Date for taxable periods, or portions thereof, ending on or prior to the Closing Date which are not reflected in Current Tax Accruals;
                                    (iii) any reasonable out-of-pocket
                                    third-party expenses relating to defense of Tax Claims as defined in Section 7.10 hereof with respect to Losses and Taxes described in clauses (i) and (ii) (except with respect to expenses during any portion of the Tax audit or examination stage which is under Buyer's control); and (iv) reasonable out-of-pocket third-party expenses relating to preparation of Tax Returns required to be filed on or before the Closing Date (after taking into account any extensions thereof) but which were not so filed. (The amounts described in the preceding sentence are collectively referred to as "Tax Liabilities".) Notwithstanding the foregoing and except as provided in Section 7.10, Sellers shall be required to indemnify the Buyer Group for Tax Liabilities only to the extent such Tax Liabilities, in the aggregate, exceed the amount of the Closing Tax Reserve, and the liability of each Seller for indemnified Tax Liabilities shall not exceed such Seller's Pro Rata Share of such Tax Liabilities. For purposes of this
                                    Section 11.6, no item shall be double
                                    counted in determining Tax Liabilities.

                           (b) It is understood and agreed by Buyer that Tax Liabilities do not include any diminution in value in the Target Companies, or adjustments to income or deductions which do not increase liability for Taxes but simply decrease the size of net operating loss carryforwards from taxable periods (or portions thereof) ending on or before the Closing Date, tax basis or other similar Tax attributes of the Target Companies which would otherwise be usable in taxable periods (or portions thereof) of the Target Companies beginning after the Closing Date, and that Sellers have not made any representation or warranty as to the size of the net operating loss carryforwards of the Target Companies or the amount of basis in the Target Companies' assets or other similar Tax attributes. Notwithstanding anything to the contrary in this Section
                                    11.6 and except as provided in Section
                                    5.11(x), Sellers shall not be liable for any Taxes of the Target Companies (i) attributable to taxable periods beginning after the Closing Date or (ii) which are attributable to transactions outside the Ordinary Course of Business which Buyer causes to occur on the Closing Date after control of the Target Companies has been transferred to the Buyer. The Buyer Group's claims with respect to a Tax Liability shall survive for six months past the applicable statute of limitations with respect to the Target Companies (giving effect to any extension thereof) provided, however, that any such claims made prior to such date by written notice (describing with reasonable specificity the amount and basis of such claims) shall survive until the final resolution of such claims.

12.      CONSENT TO JURISDICTION; JURY TRIAL WAIVER.

         12.1. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court located in the State of Delaware for the purpose of any Action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, and agrees to cause each of its Subsidiaries to waive, to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts may be removed to any federal court, should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence or to permit any of its Subsidiaries to commence any Action arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. Each party hereby (x) consents to service of process in any such Action in any manner permitted by Delaware law or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 15; (y) agrees that service of process made in accordance with clause (x) is reasonably calculated to give actual notice of any such Action; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (x) does not constitute good and sufficient service of process.

         12.2. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM , CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. THE BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE SELLERS THAT THIS SECTION 12.2 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE SELLERS ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

13.      TERMINATION.

         13.1. Termination of Agreement. This Agreement may be terminated by the parties only as provided below:

                           (a) The Buyer and the Majority Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                           (b) The Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing in the event the Sellers are in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Buyer has notified the Sellers of the breach and such breach has continued without cure for a period of 30 days after the notice of breach and there is a reasonable likelihood that such breach will result in an inability of the Sellers to satisfy the conditions set forth in Section 8.1;

                           (c) The Majority Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer or MergeCo is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Majority Sellers have notified the Buyer of the breach and such breach has continued without cure for a period of 30 days after the notice of breach and there is a reasonable likelihood that such breach will result in an inability of the Buyer to satisfy the conditions set forth in Section 9.1;

                           (d) The Buyer may terminate this Agreement prior to the Closing pursuant to Section 7.4.3.; or

                           (e) The Majority Sellers may terminate this Agreement on or after 4:00 p.m. on August 17, 1998 if the Closing of the transactions contemplated by this Agreement shall not have occurred by such date and the Buyer may terminate this Agreement on or after 4:00 p.m. on August 17, 1998 if the Closing of the transactions contemplated by this Agreement shall not have occurred by such date.

         13.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1, all obligations of the parties hereunder (other than obligations under Sections 7.2, 12, 14 and this Section 13, which shall survive termination) shall terminate without any liability of any party to any other party; provided, however, that no termination by a party pursuant to clause (b), (c), (d) or (e) of Section 13.1 shall relieve such party from any liability arising from or relating to any breach by such party prior to termination.

         13.3. Time of Essence. Time is and shall be of the essence in this Agreement.

         13.4. Confidentiality; Non-Compete. Each of Senior Lending Associates I, L.P., Senior Lending Associates II, L.P., Mezzanine Lending Associates I, L.P., Mezzanine Lending Associates II, L.P., Mezzanine Lending Associates III, L.P., BCC Industrial Services, Inc., Butler Capital Corporation, Fenway Partners Capital Fund, L.P., Fenway Partners, Inc., James Miller, Jack Ferner and Edwin Gyenes agree that, for a period of twelve months from the Closing Date, each will, and will cause those Affiliates over which it exercises control to, and will use reasonable efforts to cause its other Affiliates to, (a) not use or disclose any Confidential Information without the prior written consent of the Surviving Corporation's chief executive officer or other specifically designated officer, unless such Confidential Information has become public knowledge (other than as a result of disclosure in violation of this provision) or has come into the possession of other or others by legal means, or except as required by applicable law or in connection with the exercise of any right or remedy hereunder; (b) not directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Surviving Corporation or any of its subsidiaries within the continental United States in a Competitive Business (as defined below); and (c) not hire or attempt to hire any employee as of the date hereof of the Surviving Corporation or any of its subsidiaries (other than any employee terminated by the Surviving Corporation or any of its subsidiaries and other than any employee that approaches the prospective employer without any solicitation targeted at such employee or group of employees of the Surviving Corporation), encourage any such employee to terminate his or her relationship with the Surviving Corporation or any of its subsidiaries, or solicit or encourage any customer or vendor of the Surviving Corporation or any of its subsidiaries to terminate its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Surviving Corporation or any of its subsidiaries; provided that nothing in this provision shall prohibit (i) the holding of investments (including options) of up to 5% of any class of the equity or debt securities of any public company and
(ii) Fenway Partners Capital Fund, L.P., Fenway Partners, Inc. and their respective Affiliates from, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engaging in any Competitive Business (A) that supplies janitorial and safety equipment and supplies and related products to schools and school systems or (B) to the extent that the pre-tax earnings generated from Competitive Business do not in the aggregate exceed $2,000,000 (Two Million Dollars). As used herein, the term "Competitive Business" shall mean any business engaged in the sale directly to schools and school systems of school supplies, teaching aids, educational materials and furniture, fixtures and/or equipment for use in schools.

14.      MISCELLANEOUS.

         14.1. Entire Agreement; Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter, other than the Confidentiality Agreement (which shall survive execution and delivery of this Agreement and shall survive any termination of this Agreement but shall terminate upon consummation of the Closing). No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (i) in the case of a waiver by the Buyer, and (ii) in the case of a waiver by the Sellers, by the Majority Sellers.

         14.2. Amendment or Modification. Except as set forth in Section 7.4.3, the parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed by the Buyer, the Company and the Majority Sellers.

         14.3. Investigation; No Additional Representations. The Sellers and the Company and their Affiliates have not made and are not making any representation, warranty, covenant or agreement, express or implied, with respect to the matters contained in this Agreement other than the explicit representations, warranties, covenants and agreements of the Sellers and the Company set forth herein. The Buyer acknowledges and agrees that it (i) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business and the Target Companies, and (ii) will not assert, except pursuant to Section 11, any claim against the Sellers or any of their respective partners, directors, officers, employees, agents, stockholders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, or hold the Sellers or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Company, the Sellers or such persons concerning the Business, the Target Companies, this Agreement or the transactions contemplated hereby.

         14.4. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

         14.5. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (i) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other parties hereto and any such attempted transfer or assignment without consent shall be null and void and (ii) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

         14.6. Sellers' Representative. (a) Each of the Sellers (other than Senior Lending Associates I, L.P., Senior Lending Associates II, L.P., Mezzanine Lending Associates I, L.P., Mezzanine Lending Associates II, L.P., Mezzanine Lending Associates III, L.P., BCC Industrial Services, Inc., Fenway Partners Capital Fund, L.P., FPIP, LLC and FPIP Trust, LLC (collectively, the "Institutional Sellers")) hereby appoints Squire, Sanders and Dempsey as the agent, proxy and attorney-in-fact (the "Individual Sellers' Representative") for such Sellers to receive all notices which may be sent to any such Seller pursuant to the Agreement. All notices to be sent to such Sellers pursuant to this Agreement may be addressed to the

Individual Sellers' Representative and any notice so sent shall be deemed notice to all such Sellers hereunder. Such Sellers hereby consent and agree that the Individual Sellers' Representative is authorized to accept notice on behalf of such Sellers pursuant hereto. This power of attorney and all authority hereby conferred is granted subject to the interest of such Sellers hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any such Seller, by operation of law, whether by such Seller's death or any other event. Buyer shall be entitled to rely upon any communication or writings given or executed by the Individual Sellers' Representative.

         (b) Each of the Sellers other than the Institutional Sellers hereby agrees not to assert any claim against, and to indemnify and hold harmless Individual Sellers' Representative from and against any and all Losses incurred by, the Individual Sellers' Representative or any of its partners, directors, officers, employees, agents, stockholders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, relating to Individual Sellers' Representative's capacity as Individual Sellers' Representative other than such claims or Losses resulting from the Individual Sellers' Representative's gross negligence or willful misconduct.

         (c) Each Seller other than the Instituaional Sellers hereby unconditionally and irrevocably agrees to pay to the Individual Sellers' Representative, promptly upon request and in any event within 10 days of such request, a pro rata portion of any and all costs and expenses (including counsel and legal fees and expenses) incurred by the Individual Sellers' Representative in connection with this Agreement. Any and all payments made by any such Sellers under this Section 14.6 shall be made free and clear of any present or future taxes, deductions, charges or withholdings and all liabilities with respect thereto.

         14.7. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by telecopier, Federal Express, or registered or certified mail, postage prepaid, addressed as follows:

         If to Senior Lending Associates I, L.P.,
               Senior Lending Associates II, L.P.,
               Mezzanine Lending Associates I, L.P.,
               Mezzanine Lending Associates II, L.P.,
               Mezzanine Lending Associates III, L.P. or
               BCC Industrial Services, Inc.
               to it at:


                                                                           767 Fifth Avenue, 6th Floor
                                                                           New York, NY 10153
                                                                           Telecopier:  212-759-0876
                                                                           Attention: Costa Littas

         If to  Fenway Partners Capital Fund, L.P.,




                FPIP, LLC or FPIP Trust, LLC
                to it at:                                                  152 West 57th Street, 59th Floor
                                                                           New York, NY 10019
                                                                           Telecopier: 212-581-1205
                                                                           Attention: Peter Lamm

         with a copy to:                                                   Ropes & Gray
                                                                           One International Place
                                                                           Boston, MA  02110
                                                                           Telecopier:  617-951-7050
                                                                           Attention:  R. Newcomb Stillwell

         If to  any Seller other than an Institutional Seller,             Squire Sanders & Dempsey
         to it at:                                                         4900 Key Tower
                                                                           127 Public Square
                                                                           Cleveland, OH 44114
                                                                           Telecopier:  216-479-8780
                                                                           Attention: Mara Babin

         If to  Buyer or MergeCo,                                          1000 North Bluemond Drive
                to it at:                                                  Appleton, Wisconsin  54914
                                                                           Telecopier: 920-734-6276
                                                                           Attention: Daniel P. Spalding

         with a copy to:                                                   Wilmer, Cutler & Pickering
                                                                           2445 M Street, N.W.
                                                                           Washington, D.C.  20037
                                                                           Telecopier:  202-663-6363
                                                                           Attention:  Mark A. Dewire


If to any other Stockholder, to such Stockholder at the address of such Stockholder on the records of the Company as of the Closing Date. Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) two Business Days after being sent by Federal Express, if sent by Federal Express, (c) one Business Day after being delivered, if delivered by telecopier, and (d) three Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

         14.8. Public Announcements. At all times no party hereto will issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, which consent shall not be unreasonably withheld. If any party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other parties hereto and such report, statement or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. Each party hereto will also obtain the prior approval by the other parties hereto of any press release to be issued announcing the consummation of the transactions contemplated by this Agreement.

         14.9. Headings, etc. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

         14.10. Disclosure. Any item listed or referred to in any Schedule pursuant to any Section of this Agreement shall be incorporated by reference into each other Schedule only where such listing or description is expressly cross-referenced in a Schedule.

         14.11. Knowledge. As used herein, knowledge of the Company shall mean the knowledge of Costa Littas, Donald Cihak, Peter Lamm, James Miller, Jack Ferner, John McNamara, James Loudon, Edward Gyenes, David McKeon or Terry Satterfield, including facts of which such directors and officers, in the reasonably prudent exercise of their duties, should be aware.

         14.12. Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to entitle any Person other than the parties or their respective transferees and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

         14.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         14.14. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

         14.15. Strict Construction. No rule of strict construction shall apply to or be used against any party hereto.

         14.16. Expenses. If the Closing occurs, all costs and expenses (including without limitation legal fees and expenses) incurred by the Sellers in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company. All such costs and expenses incurred by the Company shall be paid by the Company, whether or not the transactions contemplated hereby are consummated, and all such costs and expenses incurred by the Buyer shall be paid by the Buyer whether or not the transactions contemplated hereby are consummated.

           [The rest of this page has been intentionally left blank.]

                                                              [MERGER AGREEMENT]

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

         THE COMPANY:                 THE NATIONAL SCHOOL SUPPLY
                                      COMPANY


                                      By: /s/ James A. Loudon
                                         ------------------------------
                                         Title: Chief Financial Officer

         THE SELLERS:                 SENIOR LENDING ASSOCIATES I, L.P.
                                      By:  Senior Lending Management I, L.P.


                                      By:           *
                                         --------------------------
                                           Authorized Signatory

                                      SENIOR LENDING ASSOCIATES II, L.P.
                                      By:  Senior Lending Management II, L.P.


                                      By:           *
                                         -------------------------
                                           Authorized Signatory

                                      MEZZANINE LENDING ASSOCIATES I, L.P.
                                      By:  Mezzanine Lending Management I, L.P.


                                      By:            *
                                         --------------------------
                                           Authorized Signatory

                                      MEZZANINE LENDING ASSOCIATES II, L.P.
                                      By:  Mezzanine Lending Management II, L.P.


                                      By:            *
                                         --------------------------
                                           Authorized Signatory

                                                              [MERGER AGREEMENT]

                               MEZZANINE LENDING ASSOCIATES III, L.P.
                               By:  Mezzanine Lending Management III, L.P.

                               By:            *
                                   --------------------------
                                    Authorized Signatory

                               *By: /s/ Costa Littas
                                   --------------------------
                                   Costa Littas, authorized signatory of each of the aforementioned limited partnerships

                               BCC INDUSTRIAL SERVICES, INC.

                               By: /s/ Thomas A. Berger, Jr.
                                   --------------------------
                                    Title: Principal

                               FENWAY PARTNERS CAPITAL FUND, L.P.
                               By:  Fenway Partners, L.P., its general
                                    partner
                               By:  Fenway Partners Management, Inc., its
                                    general partner


                               By: /s/ Andrea Levinson
                                  ----------------------------
                                   Title: Managing Director

                               FPIP, LLC
                               By:  Fenway Partners, Inc., its Manager


                               By: /s/ Andrea Levinson
                                  -----------------------------
                                  Title: Managing Director

                               FPIP TRUST, LLC
                               By:  Fenway Partners, Inc., its Manager


                               By: /s/ Andrea Levinson
                                  ------------------------------
                                  Title: Managing Director

                               RICHLAND COUNTY FOUNDATION


                               By: /s/ Pamela H. Siegenthaler
                                  ------------------------------
                                  Title: President

                               /s/ John McNamara
                               ---------------------------------
                               John McNamara

                                                              [MERGER AGREEMENT]

                                   /s/ Doug Dever
                                   ---------------------------------
                                   Doug Dever

                                   /s/ Jim Hurst
                                   ---------------------------------
                                   Jim Hurst

                                   /s/ Dave Gribben
                                   ---------------------------------
                                   Dave Gribben

                                   /s/ Jay Thomas
                                   ---------------------------------
                                   Jay Thomas

                                   /s/ Jack IIiff
                                   ---------------------------------
                                   Jack IIiff

                                   /s/ Mike Woltering
                                   ---------------------------------
                                   Mike Woltering

                                   /s/ Will Norman
                                   ---------------------------------
                                   Will Norman

                                   /s/ Andrew Love
                                   ---------------------------------
                                   Andrew Love

                                   /s/ Diane Metcalf
                                   ---------------------------------
                                   Diane Metcalf

                                   /s/ George Herzog
                                   ---------------------------------
                                   George Herzog

                                   /s/ Doris Gyenes
                                   ---------------------------------
                                   Doris Gyenes

                                   /s/ Don Moos
                                   ---------------------------------
                                   Don Moos

                                   /s/ Craig Mottayaw
                                   ---------------------------------
                                   Craig Mottayaw

                                   /s/ Brad Snoke
                                   ---------------------------------
                                   Brad Snoke

                                                              [MERGER AGREEMENT]


                                   /s/ Garett Reid
                                   -------------------------------
                                   Garett Reid

                                   /s/ Charlotte Ballou
                                   -------------------------------
                                   Charlotte Ballou

                                   /s/ James Miller
                                   -------------------------------
                                   James Miller

                                   /s/ Jack Ferner
                                   -------------------------------
                                   Jack Ferner

                                   /s/ James Loudon
                                   -------------------------------
                                   James Loudon

                                   /s/ Edwin Gyenes
                                   -------------------------------
                                   Edwin Gyenes

                                   /s/ David McKeon
                                   -------------------------------
                                   David McKeon

                                   /s/ Jeffrey K. Hewson
                                   -------------------------------
                                   Jeffrey K. Hewson

                                   /s/ Joan Miller
                                   --------------------------------
                                   Joan Miller

THE BUYER:                         SCHOOL SPECIALTY, INC.


                                   By: /s/ David J. Vander Zanden
                                      -----------------------------
                                      Title: President & COO


MERGECO:                           BCG ACQUISITION CORP.


                                   By: /s/ David J. Vander Zanden
                                      ----------------------------
                                      Title: VP & Secy

                                                              [MERGER AGREEMENT]

Solely for purposes of
Section 13.4:

                                   BUTLER CAPITAL CORPORATION


                                   By: /s/ Costa Littas
                                      -----------------------------
                                      Title: Managing Director


                                   FENWAY PARTNERS, INC.


                                   By: /s/ Andrea Levinson
                                      -----------------------------
                                      Title: Managing Director